                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240. 14a-11(c) or (S)240. 14a-12

                             H.J. Heinz Company
               -----------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             H.J. Heinz Company
                  ------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


 1) Title of each class of securities to which transaction applies:

 2) Aggregate number of securities to which transaction applies:

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

 4) Proposed maximum aggregate value of transaction:

 * Set forth the amount on which the filing is calculated and state how it was determined.


[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


 1) Amount previously paid:

 2) Form, Schedule or Registration Statement No.:

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 4) Date Filed:

Notes:

[LOGO of H. J. Heinz Company]

H. J. Heinz Company
World Headquarters P. O. Box 57 Pittsburgh, Pennsylvania 15230


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of H. J. Heinz Company to be held at 2 P.M. on Tuesday, September 13, 1994, at Heinz Hall for the Performing Arts, 600 Penn Avenue, Pittsburgh, Pennsylvania.

Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the formal meeting notice and the Proxy Statement on the following pages.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the session in person, we hope that you will vote on the matters to be considered and sign, date and return your proxy in the enclosed envelope as promptly as possible. You may obtain an admission ticket for the meeting by completing the ticket request form which appears at the end of the Proxy Statement and returning it in the same envelope with your proxy.


The Company's fiscal year 1994 Annual Report was first mailed to shareholders under separate cover on July 25, 1994, and is not part of the proxy solicitation material. In accordance with our regular practice, a report of annual meeting proceedings, including an account of actions taken, will be sent to you following the meeting.

                            Respectfully yours,


                            /s/ Anthony J. F. O'Reilly
                            -------------------------------------
                            Anthony J. F. O'Reilly
                            Chairman of the Board,
                            President and Chief Executive Officer


August 5, 1994

Notice of
Annual Meeting of Shareholders

The Annual Meeting of Shareholders of H. J. Heinz Company will be held at Heinz Hall for the Performing Arts, 600 Penn Avenue, Pittsburgh, Pennsylvania, on Tuesday, September 13, 1994, at 2 P.M. Eastern Daylight Time, for the following purposes:

  (1) To elect eighteen directors for a term of one year;

  (2) To elect auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending May 3, 1995;

  (3) To consider and act upon a proposal to approve the 1994 Stock Option Plan for key employees of the Company and its subsidiaries;

  (4) To consider and act upon a proposal to approve the Company's new Incentive Compensation Plan;

  (5) To act upon a shareholder proposal, which is opposed by the Board of Directors; and

  (6) To consider and act upon such other business as may properly come before the meeting.

Your attention is directed to the accompanying Proxy Statement for a description of matters to be considered at the meeting.

Holders of record as of the close of business on July 15, 1994 of the Company's Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, are entitled to notice of and to vote at the meeting. A list of the shareholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage. Your compliance with this request will be appreciated and will assist in obtaining a quorum. Such action will not limit your right to vote in person or to attend the meeting.

                                                Benjamin E. Thomas, Jr.
                                                Secretary


August 5, 1994

Table of Contents

                                                                           Page
General...................................................................   1
Voting Securities and Record Date.........................................   1
Security Ownership of Certain Beneficial Owners...........................   2
Security Ownership of Management..........................................   3
Board of Directors and Committees of the Board............................   4
Matters to Be Acted Upon
 1. Election of Directors.................................................   6
 2. Election of Auditors..................................................   9
 3. Proposal to Approve the 1994 Stock Option Plan........................   9
 4. Proposal to Approve the Incentive Compensation Plan...................  14
 5. Shareholder Proposal..................................................  20
 6. Other Business........................................................  21
Executive Compensation....................................................  21
Report of the Management Development and Compensation Committee on
 Executive Compensation...................................................  26
Compensation Committee Interlocks and Insider Participation...............  28
Performance Graph--Five Years (1989-1994).................................  29
Performance Graph--15 Years (1979-1994)...................................  30
Additional Information....................................................  30
Appendix A--H.J. Heinz Company 1994 Stock Option Plan..................... A-1
Appendix B--H.J. Heinz Company Incentive Compensation Plan................ B-1

Proxy Statement

General

This Proxy Statement, with the enclosed proxy card, is being mailed to the shareholders of H. J. Heinz Company (the "Company") starting on or about August 5, 1994 in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders to be held at Heinz Hall for the Performing Arts, located at 600 Penn Avenue, Pittsburgh, Pennsylvania, at 2 P.M. on Tuesday, September 13, 1994. The accompanying Notice of Annual Meeting of Shareholders sets forth the purposes of the Annual Meeting of Shareholders. The principal executive offices of the Company are located at 600 Grant Street, Pittsburgh, Pennsylvania 15219. The proxy may be revoked at any time before its exercise by giving notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. Where a choice is specified with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with such specification. If no choice is specified, such shares will be voted as stated hereinafter in this Proxy Statement.

The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees or agents of the Company may solicit proxies by mail, telephone, telegraph and personal interview. To assist in the solicitation of proxies, the Company has engaged D.
F. King & Co., Inc. for a fee estimated not to exceed $20,000 plus reimbursement of expenses. The Company will also request brokerage houses and other nominees or fiduciaries to forward copies of its proxy material and Annual Report to beneficial owners of stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

Voting Securities and Record Date

Holders of the Company's Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, of record as of the close of business on July 15, 1994 are entitled to receive notice of and to vote at the meeting. At the record date, the Company had outstanding 247,443,354 shares of Common Stock, the holders of which are entitled to one vote per share, and 38,876 shares of Third Cumulative Preferred Stock, $1.70 First Series, the holders of which are entitled to one-half vote per share. The Company does not have cumulative voting.

Insofar as management is advised, no executive officer, director or director nominee of the Company, nor any person who has been an executive officer, director or director nominee of the Company at any time since the beginning of its last fiscal year, nor any associate of any such executive officer, director or director nominee, has any substantial interest in the matters to be acted upon at the Annual Meeting of Shareholders except for the interest which such executive officer, director, director nominee or associate, as the case may be, may have solely as a grantee or potential grantee of options under the Company's 1994 Stock Option Plan or as a potential participant in the Company's Incentive Compensation Plan.

Security Ownership of Certain Beneficial Owners

A beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Voting power is the power to vote or direct the voting of securities and investment power is the power to dispose of or direct the disposition of securities. The following are the only persons known to the Company or its management who beneficially owned as of June 30, 1994 more than five percent of any class of the Company's voting securities:

                                   Shares of
                                  Common Stock
      Name and Address of         Beneficially       Percent
       Beneficial Owner              Owned*         of Class**
      -------------------         ------------      ----------
Howard Heinz Endowment(1)          15,299,092(2)(3)    6.17%
30 CNG Tower, 625 Liberty Avenue
Pittsburgh, Pennsylvania 15222
Teresa Heinz                       18,127,359(2)       7.31%
3200 CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222
Mellon Bank Corporation and        26,323,908(3)      10.62%
 Mellon Bank, N. A.
6400 Steubenville Pike
Pittsburgh, Pennsylvania 15244

- ---------
*  All shares are held in trust unless otherwise indicated.

** The percentages represent the total shares listed in the adjacent column divided by the issued and outstanding shares of Common Stock as of June 30, 1994.

(1) The Howard Heinz Endowment is a Pennsylvania nonprofit corporation.

(2) Mrs. Teresa Heinz, as Chairperson and Chief Executive Officer of the Heinz Family Foundation, is entitled to vote the 735,922 shares held by the Heinz Family Foundation. Mrs Heinz has: (i) shared voting power and shared investment power with respect to 365,137 shares as co-executor of the estate of H. John Heinz III and (ii) shared voting power and shared investment power with respect to 17,026,300 shares that are held by 11 trusts. In addition to these shares, Mrs. Heinz, as Chairperson and Chief Executive Officer of the Howard Heinz Endowment, is entitled to vote the 15,299,092 shares held by the Howard Heinz Endowment.

(3) In addition to the 26,323,908 shares listed in the table above, Mellon Bank is a beneficial owner of the 15,299,092 shares held by the Howard Heinz Endowment. The shares held by Mellon Bank are held in a fiduciary capacity and include 16,706,300 shares of the 18,127,359 shares referred to in Note
    (2). As of June 30, 1994, Mellon Bank had sole voting power over 2,962,000 shares; shared voting power over 22,491,000 shares; sole investment power over 18,410,000 shares; and shared investment power over 23,213,000 shares. Mellon Bank has disclaimed having a beneficial economic interest in any shares held in its fiduciary capacity. Mellon Bank is a subsidiary of Mellon Bank Corporation.

Security Ownership of Management

The following table sets forth all equity securities of the Company beneficially owned as of June 30, 1994, by each director nominee and by all director nominees and executive officers as a group, being 18 in number.

                                                       Shares of
                          Shares of                   Common Stock       Percent
                         Common Stock     Options     Beneficially         of
          Name            Owned (1)   Exercisable (2)  Owned (3)        Class (4)
          ----           ------------ --------------- ------------      ---------
Anthony J. F. O'Reilly..  3,181,187           -0-       3,280,187(5)(6)   1.32%
William P. Snyder III...     37,610           -0-       2,753,854(7)      1.11%
Joseph J. Bogdanovich...     54,467        18,708       2,573,554(8)      1.04%
Herman J. Schmidt.......      2,400           -0-           2,400           --
Albert Lippert..........     12,064           -0-          12,064           --
Eleanor B. Sheldon......      7,000           -0-           7,000           --
Richard M. Cyert........      1,000           -0-           1,000(9)        --
Samuel C. Johnson.......        -0-           -0-           7,000(10)       --
David W. Sculley........    227,400       472,860         700,260(5)       .28%
Donald R. Keough........      1,112           -0-           1,112           --
S. Donald Wiley.........    148,133           -0-       9,268,593(11)     3.74%
Lawrence J. McCabe......     32,586       156,356         188,942           --
David R. Williams.......     22,996        65,582          88,578(5)        --
Luigi Ribolla...........      2,012        80,000          82,012           --
Nicholas F. Brady.......        -0-           -0-           2,000(12)       --
William R. Johnson......     15,554        45,000          60,554           --
William C. Springer.....     72,228       139,582         211,810           --
Edith E. Holiday........        200           -0-             200           --
All director nominees
and executive officers
as a group.............   3,817,949       978,088      19,241,120         7.73%

- ---------
 (1) Shares listed in this column include all shares held by the named individuals and all director nominees and executive officers as a group in their own names and in street name and also includes all shares allocated to the accounts of the named individuals and all director nominees and executive officers as a group under the Company's Employees Retirement and Savings Plan (A. J. F. O'Reilly, 88,599; J. J. Bogdanovich, 31,883; D. W. Sculley, 25,449; L. J. McCabe, 20,782; D. R. Williams, 8,264; W. R. Johnson, 4,851; W. C. Springer, 12,698 and all director nominees and executive officers as a group, 192,526).

 (2) Represents shares subject to stock options granted under the Company's stock option plans exercisable within 60 days following June 30, 1994.

 (3) Shares listed in this column include all shares listed in the adjacent columns plus shares held in trust. Each person has both sole voting and sole investment power with respect to the shares listed, unless otherwise indicated.

 (4) The percentages represent the total of shares listed in the adjacent column divided by the issued and outstanding shares of Common Stock as of June 30, 1994, plus, where applicable, all stock options granted to the individual or group, as appropriate, under the Company's stock option plans exercisable within 60 days following June 30, 1994. Percentages of less than .1 percent are omitted.

 (5) The shares indicated do not include unallocated shares held by the Company's leveraged employee stock ownership plan (the "Leveraged ESOP"). Such shares are voted or tendered by the trustee in accordance with instructions received from the Investment Committee of the Board of Directors of the Company, unless the Investment Committee delegates this authority to plan participants. Dr. O'Reilly and Messrs. Williams and Sculley currently serve as members of the Investment Committee. As of June 30, 1994, approximately 944,100 shares of Common Stock were held in the Leveraged ESOP but not allocated to participants' accounts. Each member of the Investment Committee disclaims having a beneficial economic interest in such shares.

 (6) Includes 99,000 shares held by a corporation which is beneficially owned by Dr. O'Reilly and members of his family.

 (7) Mr. Snyder has sole voting power and sole investment power with respect to 37,610 shares and shared voting power and shared investment power with respect to 2,716,244 shares held by three trusts of which he is co-trustee. The shares held by these three trusts, of which Mellon Bank is also a co-trustee, are included in the shares referred to in Note (3) on page 2 of this Proxy Statement. Mr. Snyder has shared investment power with respect to 438,000 shares held by a trust which is referred to in
     Note 11 below.

 (8) Includes 2,500,379 shares held by a trust of which Mr. Bogdanovich is the sole beneficiary. Mr. Bogdanovich shares voting power and investment power with respect to the shares held by the trust.

 (9) Represents 1,000 shares of Common Stock owned jointly by Mr. Cyert and his wife.

(10) Represents 7,000 shares of Common Stock held by Mr. Johnson as trustee of the Samuel C. Johnson 1988 Revocable Trust.

(11) Mr. Wiley has shared voting power and shared investment power with respect to one trust which holds 7,567,460 shares and which is one of the trusts referred to in Note (2) on page 2 of this Proxy Statement. Mr. Wiley has shared investment power with respect to 1,553,000 shares held by two trusts, one of which includes the 438,000 shares referred to in Note (7) above. Mr. Wiley disclaims having a beneficial economic interest in the shares held by such trusts.

(12) Represents 2,000 shares of Common Stock held by a trust of which Mr. Brady is the sole beneficiary.

Board of Directors and Committees of the Board

The business of the Company is under the general management of a Board of Directors as provided by the laws of Pennsylvania, the Company's state of incorporation. The By-Laws of the Company provide for an Executive Committee which, unless limited by a resolution of the Board and except to the extent limited by law, has authority to act in all matters that the full Board may act upon when the Board is not in session. The Executive Committee reports all of its actions to the full Board of Directors. The Executive Committee is currently composed of Messrs. O'Reilly (Chairman), Bogdanovich, Sculley, McCabe, Williams, Ribolla, W.R. Johnson and Springer.

In addition to the Executive Committee, the Board of Directors has designated the following five standing committees of the Board: Audit, Nominating, Management Development and Compensation, Investment, and Public Issues and Social Responsibility.

The Audit Committee's basic functions are to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent accountants and the Company's internal auditors. Currently, the members of the Audit Committee, all of whom are outside directors, are Messrs. Snyder (Chairman), Cyert, Schmidt, S.C. Johnson, Brady, Lippert and Ms. Sheldon.

The Nominating Committee is responsible for establishing qualification guidelines for potential directors and screening and recommending prospective candidates for membership on the Board. The Nominating Committee will consider nominees recommended by shareholders provided that shareholders submit the names of nominees in writing to the attention of the Secretary of the Company together with a statement of the nominee's or nominees' qualifications.

Such information must be received no later than 120 days prior to the Annual Meeting of Shareholders. The current members of the Nominating Committee are Messrs. O'Reilly (Chairman), Cyert, Schmidt, Snyder, Bogdanovich, Lippert, Keough and Brady.

The Management Development and Compensation Committee's basic functions are to monitor the Company's management systems for selecting and planning succession at the corporate and key subsidiary officer level, to develop a corporate organization structure, and to review the adequacy and effectiveness of the management compensation plans of the Company. The Management Development and Compensation Committee recommends to the Board the Chief Executive Officer for the Company; reviews and approves the appointment of corporate officers who report directly to the Chief Executive Officer and the compensation of the Chief Executive Officer and the managers reporting to the Chief Executive Officer; reviews and approves the management incentive systems of the Company and the awards granted thereunder; determines the corporate goals and the awards granted under the incentive compensation plans of the Company; and administers the Company's stock option plans. The current members of the Management Development and Compensation Committee are Messrs. Schmidt (Chairman), Snyder, Cyert, S.C. Johnson, Keough and Ms. Sheldon.

The Investment Committee's primary function is to monitor the policies and operations of the Employee Benefits Administration Board and the investment of the Company's Pension, Employees Savings, and Long-Term Disability funds for U.S. and foreign affiliate companies. The current members of the Investment Committee are Messrs. O'Reilly (Chairman), Williams and Sculley.

The Public Issues and Social Responsibility Committee's basic function is to monitor the policies and actions of the Company relating to major issues of public and governmental concern, including, but not limited to, equal employment opportunity, environmental, occupational health and safety, public health and nutrition, and charitable contributions; and to consider the significant social impact of corporate activities. The Public Issues and Social Responsibility Committee is responsible for making recommendations to management that it considers to be major issues of public concern that may require special attention or action; reviewing Company policies and actions relating to such issues; and monitoring the Company's activities and performance in light of such policies. The current members of the Public Issues and Social Responsibility Committee are Ms. Sheldon (Chairman) and Messrs. O'Reilly, Schmidt, Lippert, Cyert, Bogdanovich and Wiley.

During fiscal year 1994, the Executive Committee held 11 meetings, the Nominating Committee held one meeting, the Management Development and Compensation Committee held seven meetings, the Investment Committee held one meeting, the Audit Committee held three meetings, and the Public Issues and Social Responsibility Committee held one meeting.

The Board of Directors held ten meetings during fiscal year 1994. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which the director served, except for Messrs. Ribolla and Wiley who attended 71% and 73% respectively of the aggregate number of meetings.

Director Compensation

Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board. Directors who are not employees of the Company receive an annual retainer of $26,000 for Board service and a fee of $1,000 for each Board and committee meeting attended. The outside directors who serve as chairmen of the Audit Committee, the Management Development and Compensation Committee, and the Public Issues and Social Responsibility Committee receive additional annual retainers of $5,000, $5,000 and $3,000, respectively. A director who is not a full-time employee of the Company is permitted to defer some or all of his retainer and attendance fees until termination of services as a director or to a specified year in the future. At the end of the deferral period, a participating director may receive his cash payment together with accrued interest (calculated periodically at the prime rate) either in a lump sum or in equal annual installments. A director who has served as such for five or more years while not a full-time employee of the Company or one of its subsidiaries will be paid, upon retirement on or after age 70, a pension benefit for life equivalent to the annual retainer in effect at the time of the director's retirement.

As part of the Company's overall program to promote charitable giving, the Company maintains a charitable award program funded by insurance policies on the lives of the Company's directors who are not full-time employees. Under the program, two directors are paired on a dual life policy. Following the death of both directors, the Company will donate $1,000,000 to qualifying charitable organizations recommended by each of the directors covered under the policy and approved by the Company.

In addition, the Company has a similar program for directors who are executive officers and certain other key employees of the Company. Participation in this program is contingent upon the participant having made annual charitable contributions for five consecutive years in an amount not less than $1,000 nor more than $4,000 per year to the Company's charitable foundation. With respect to the current participants, the amount the Company will donate to qualifying charitable organizations on their behalf will range from $750,000 to $2,000,000 based upon their age at the time of their enrollment.

The Company will subsequently be reimbursed from the proceeds of the life insurance policies. Participants derive no financial benefit from these programs.

Matters to Be Acted Upon
1. Election of Directors
(Item 1 on proxy card)

The Board of Directors, pursuant to the By-Laws of the Company, has determined that the number of directors constituting the full Board of Directors shall be
18. Proxies are solicited in favor of the nominees named on the following pages and it is intended that the proxies will be voted for the 18 nominees unless otherwise specified. All of the nominees are now serving as directors. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director. Each director to be elected will serve until the next Annual Meeting of Shareholders or until a successor is elected and shall qualify.

Information Regarding Nominees for Election of Directors

A brief statement of the business experience and positions with the Company for the past five years, and a listing of certain other directorships for each person nominated to become a director of the Company and their ages (as of September 13, 1994) are set forth on the following pages. There are no family relationships between any of the directors, nominees and executive officers of the Company nor any arrangement or understanding between any director or nominee and any other person pursuant to which he or she was or is to be selected as a director or nominee.

          Name                          Business Experience and Age
          ----                          ---------------------------
 Anthony J. F. O'Reilly Chairman of the Board of H. J. Heinz Company since March
                        11, 1987 and President and Chief Executive Officer since
                        July 1, 1979; director of the Company since 1971; director of the New York Stock Exchange, Inc.; 58.
 William P. Snyder III  President of The Wilpen Group, Inc. (investment group)
                        since 1986; director of H. J. Heinz Company since 1961;
                        director of Whitney Holding Corporation (bank holding
                        company); 76.
 Joseph J. Bogdanovich  Vice Chairman of the Board of H. J. Heinz Company since
                        September 7, 1988; also in charge of Heinz Japan Ltd.
                        since June 20, 1973; Chairman of the Board of Star-Kist
                        Foods, Inc.; director of the Company since 1963; 82.

        Name                          Business Experience and Age
        ----                          ---------------------------
 Herman J. Schmidt  Independent businessman; director of H. J. Heinz Company since
                    1977; director of MAPCO, Inc. (diversified energy company),
                    HON Industries, Inc. (manufacturer of office furniture), Tri-
                    Continental Corporation (diversified management investment company), Seligman Select Municipal Fund (investment company),
                    Seligman Mutual Funds (investment companies) and Seligman
                    Quality Municipal Fund (investment company); 77.
 Albert Lippert     Consultant; Chairman of the Board of Weight Watchers
                    International, Inc. from 1968 to January, 1991; Vice President of George Simonton Inc. (clothing manufacturer) from 1986
                    until April 1992; director of
                    H. J. Heinz Company since 1978; 69.
 Eleanor B. Sheldon Social Scientist; director of H. J. Heinz Company since 1979;
                    74.
 Richard M. Cyert   Professor of Economics and Management, Carnegie Mellon
                    University since 1992 and President Emeritus of Carnegie
                    Mellon University since 1990; President-Carnegie Bosch
                    Institute and Professor of Economics and Management, Carnegie
                    Mellon University from 1990 to 1992; President of Carnegie
                    Mellon University from 1972 until June 30, 1990; director of
                    H. J. Heinz Company since 1984; 73.
 Samuel C. Johnson  Nonexecutive Chairman of the Board of S. C. Johnson & Son,
                    Inc. (manufacturer of chemical specialty products) since
                    January 1994; Chairman of S.C. Johnson & Son, Inc. from 1988 to January 1994; Chairman and Chief Executive Officer of S. C.
                    Johnson & Son, Inc. from 1972 to 1988; director of H. J. Heinz
                    Company since 1988; director and chairman of Johnson Worldwide
                    Associates, Inc., director of Deere & Company and Mobil
                    Corporation; 66.
 David W. Sculley   Senior Vice President of H. J. Heinz Company in charge of
                    Weight Watchers International, Inc. since June 1, 1989, Weight
                    Watchers Food Company since July 1, 1991, and Heinz Bakery
                    Products Division and Ore-Ida Foods, Inc. since January 1,
                    1992; from June 1, 1989 to December 31, 1991, in charge of H.
                    J. Heinz Company of Canada Ltd.; also until January 31, 1992 in charge of Heinz companies in Africa, Australia, the
                    People's Republic of China, the Republic of Korea and
                    Thailand; director of the Company since 1989; 48.
 Donald R. Keough   Adviser to the Board of Directors of The Coca-Cola Company
                    since April 1993 and Chairman of the Board of Allen & Co.
                    Incorporated (an investment banking firm) since April 1993;
                    President, Chief Operating Officer and a director of The Coca-
                    Cola Company from 1981 until his retirement in April 1993;
                    Chairman of the Board of Coca-Cola Enterprises Inc. until
                    April 1993; director of H. J. Heinz Company since 1990;
                    director of The Washington Post Company, National Service
                    Industries, Inc. (diversified manufacturing and service
                    company), Home Depot Inc. (retailer) and McDonald's
                    Corporation; 68.
 S. Donald Wiley    Vice Chairman of the H. J. Heinz Company Foundation (a
                    charitable foundation) since October 1990; Trustee of the Vira
                    I. Heinz Endowment; Special Counsel with the law firm of Reed
                    Smith Shaw & McClay from May 1, 1991 to January 31, 1993;
                    Senior Vice President, General Counsel and Secretary of H. J.
                    Heinz Company from 1972 until his retirement on September 30,
                    1990; director of H. J. Heinz Company from 1972 until
                    September 30, 1990 and since his reelection in 1991; Trustee of Lehman Brothers Institutional Funds Group Trust (investment company); 67.

        Name                          Business Experience and Age
        ----                          ---------------------------
 Lawrence J. McCabe  Senior Vice President-General Counsel of H. J. Heinz Company
                     since June 12, 1991; Vice President-General Counsel from
                     October 1, 1990 to June 11, 1991; Vice President-Associate
                     General Counsel from July 1, 1982 through September 30, 1990;
                     director of the Company since 1991; 59.
 David R. Williams   Senior Vice President-Finance and Chief Financial Officer of
                     H. J. Heinz Company since August 1, 1992; Vice President-
                     Finance and Chief Financial Officer from February 1, 1992 to
                     July 31, 1992; Vice President and Corporate Controller from
                     August 1, 1988 until January 31, 1992; director of the
                     Company since 1992; 51.
 Luigi Ribolla       Senior Vice President of H. J. Heinz Company in charge of all
                     Heinz affiliates in Europe, Cairo Foods Industries SAE in
                     Egypt and Heinz development activities in Russia, Eastern
                     Europe, the Middle East and North Africa since August 1,
                     1992; Director of Heinz Mediterranean Area from 1988 to July
                     31, 1992; director of the Company since 1992; 57.
 Nicholas F. Brady   Chairman of the Board and President of Darby Advisors, Inc.
                     (an investment firm) since February 1993 and Chairman of
                     Darby Overseas Investments Ltd. (an investment firm) since
                     February 1994; Secretary of the United States Department of
                     Treasury from September 1988 until January 1993; Chairman
                     until September 1988 of Dillon, Read & Co., Inc., an
                     investment banking firm for which Mr. Brady served in various capacities since 1954; director of the Company since his
                     election by the Board in April 1993 (formerly a director of the Company from June 1987 until September 1988); director of
                     Capital Cities/ABC, Inc. (network broadcasting), Christiana
                     Companies, Inc. (oil and gas field machinery and equipment)
                     and various Templeton Mutual Funds (investment companies);
                     64.
 William R. Johnson  Senior Vice President in charge of Star-Kist Foods, Inc. and
                     Heinz operations in the Asia Pacific area since September 8,
                     1993; President and Chief Executive Officer of Star-Kist
                     Foods, Inc. since May 1, 1992 and President and Chief
                     Executive Officer of Heinz Pet Products Company since
                     November 1, 1988; director of the Company since September 8,
                     1993; 45.
 William C. Springer Senior Vice President in charge of Heinz North America, Heinz
                     Service Company and Heinz operations in Latin America since
                     September 8, 1993; President of Heinz North America since
                     June 1, 1992 and President and Chief Executive Officer of
                     Heinz U.S.A. Division since May 1, 1989; director of the
                     Company since September 8, 1993; 54.
 Edith E. Holiday    Attorney; Assistant to the President of the United States and
                     Secretary of the Cabinet from June, 1990 to January, 1993;
                     General Counsel, United States Department of Treasury from
                     1989 to June, 1990; director of the Company since her
                     election by the Board in January, 1994; director of Hercules,
                     Inc. (chemicals), Amerada Hess (oil/gas), Bessemer Trust
                     Company N.A. (banking) and Bessemer Trust Company of New
                     Jersey (banking); 42.

2. Election of Auditors
(Item 2 on proxy card)

The Board of Directors recommends that the shareholders vote "FOR" the election of the firm of Coopers & Lybrand as the auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending May 3, 1995. It is intended that the proxies in the form enclosed with this proxy statement will be voted for such firm unless shareholders specify to the contrary in their proxies.

Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

Vote Required for Election of Director Nominees and Auditors

Under Pennsylvania law, the director nominees receiving the highest number of votes cast will be elected. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required for the election of Coopers & Lybrand as auditors. With respect to the election of the director nominees and auditors, an abstention is counted only for purposes of determining a quorum, but is not considered a vote cast. Therefore, an abstention will not be included in the vote totals and will have no effect on the outcome of the vote.

3. Proposal to Approve the 1994 Stock Option Plan
(Item 3 on proxy card)

The Board of Directors has adopted, subject to shareholder approval, the H. J. Heinz Company 1994 Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, options to purchase shares of the Company's Common Stock, par value $.25 per share (the "Common Stock") may be granted to key employees of the Company and its subsidiaries (including executive officers and officers of the Company). The total number of shares available for grants of options under the 1994 Plan is 12,000,000.

Summary of Other Stock Option Plans

In addition to the 1994 Plan, the Company has four other stock option plans, the 1982 Stock Option Plan, the 1984 Stock Option Plan, the 1987 Stock Option Plan and the 1990 Stock Option Plan--which provide for the grant of options to purchase shares of Common Stock, as well as the grant of tandem stock appreciation rights ("SARs") and tandem limited stock appreciation rights ("LSARs"), to key employees (including executive officers and officers of the Company). All four stock option plans were approved by the shareholders and are administered by the Management Development and Compensation Committee of the Board of Directors, a committee consisting entirely of outside directors who do not participate in the stock option plans (the "Committee"). Stock options are outstanding under all such plans. No further options are available under any of the plans unless outstanding options are surrendered unexercised whereupon they would be available for subsequent grant. No SARs have been outstanding under any of the plans since 1985.

Summary of 1994 Plan

The full text of the 1994 Plan is set forth in Appendix A to this Proxy Statement. The 1994 Plan is substantially similar to the Company's other stock option plans. The 1994 Plan, however, does not provide for the granting of SARs. The following summary of the 1994 Plan is qualified in its entirety by reference to the text of the 1994 Plan.

The 1994 Plan permits the Company to grant to key employees of the Company and its subsidiaries incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), non-statutory stock options and LSARs. The term "option" as used in this summary without further qualification shall mean any of the foregoing.

The purposes of the 1994 Plan are to promote growth and profitability of the Company by enabling it to attract and retain the best available personnel for positions of substantial responsibility, to provide key employees with an opportunity for investment in the Common Stock and to give them an additional incentive to increase their efforts on behalf of the Company and its subsidiaries. The Committee estimates that approximately 300 key employees (including those executive officers identified in the Summary Compensation Table on page 21) are eligible to receive options under the 1994 Plan.

The 1994 Plan is administered by the Committee, which is composed of six directors who are not employees of the Company. Each member of the Committee must be a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended from time to time, or any law, rule, regulation or other provision that may hereafter replace such rule ("Rule 16b-3") and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code ("Section 162(m)"). No member of the Committee is eligible to receive options under the 1994 Plan.

Subject to the provisions of the 1994 Plan, the Committee has the authority to determine and designate the key employees to whom options are to be granted, the number of shares subject to options, the option exercise price (which may not be less than the fair market value of the Common Stock on the date of grant), the type of the option, the option period, the terms of payment of the option price, the terms and conditions of each option and the restrictions to be placed on the exercise of options. The Committee may grant more than one option to an individual. The maximum number of shares, however, which may be granted under the 1994 Plan to any individual as options may not exceed 10% of the maximum number of shares available under the 1994 Plan (subject to adjustment for stock splits, stock dividends or certain other events specified in the 1994 Plan). Options granted under the 1994 Plan may not be exercised until the Company's shareholders have approved the 1994 Plan. If shareholder approval is not obtained, all options granted under the 1994 Plan shall be void and of no effect.

Consideration for the options granted under the 1994 Plan is provided by the optionees' past, present and expected future contributions to the Company. No monetary consideration is provided by the optionees with respect to the grant of the options.

No options may be granted under the 1994 Plan subsequent to April 12, 2004. No option granted under the 1994 Plan is transferable, except in the event of an optionee's death, by will or the laws of descent and distribution. In addition, optionees may during their lifetime, designate a beneficiary to exercise the options after the optionee's death. Also, the Committee may amend outstanding options to provide for transfer, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members.

Options may be exercised by the optionee or his or her guardian or legal representative or by such other means as the Committee may approve from time to time that are not inconsistent with or contrary to the securities laws during the option period, either (a) while the optionee is an employee or (b) within three months after involuntary termination without cause of the optionee's employment as described in the 1994 Plan. In the event that an optionee's employment is terminated by reason of disability or an optionee dies while an employee, the optionee or the optionee's successor may exercise the optionee's options at any time prior to the expiration of such options whether or not such options were exercisable at the date of termination or death. If an optionee retires, the optionee may exercise any outstanding option at any time prior to expiration of the option, provided such option was exercisable on the date of retirement. The Committee may, at its discretion, waive the restrictions with respect to exercisability of options. If the employment of an optionee by the Company or any subsidiary terminates otherwise than by involuntary termination without cause, disability, retirement or death, the optionee's rights under any then outstanding option will terminate immediately unless the Committee takes action to waive such automatic termination. Notwithstanding the foregoing, at the request of an optionee, the Committee in its sole discretion may extend the period during which an option may be exercised following termination for any period up to the remaining period of the option.

The Committee may include LSARs in connection with an incentive stock option or a non-statutory stock option. Holders of LSARs may exercise LSARs for cash only during one or more 60-day periods following the occurrence of certain events leading to a change in control or possible change in control of the Company. The exercise of a LSAR entitles the holder to receive cash equal to the excess of the fair market value per share of the Common Stock over the option price of each share of the Common Stock subject to the stock option. For this purpose, the definition of fair market value will vary with the timing and type of event, and may result in a fair market value higher than the closing price on the New York Stock Exchange on the exercise date.


LSARs will be exercisable at such time or times and to the extent, but only to the extent, that the stock option to which they relate is exercisable. The 1994 Plan prohibits the exercise of LSARs prior to six months following the date of grant.

Options granted under the 1994 Plan will expire no later than ten years from the date of grant. Shares not purchased under options which expire or are terminated unexercised shall again be available for purposes of the 1994 Plan. To the extent that LSARs are exercised, the stock option in connection with which such LSARs were granted shall be deemed to have been exercised and the shares of Common Stock which otherwise would have been issued upon the exercise of such stock option shall not be the subject of the grant of any further options under the 1994 Plan.

An aggregate of 12,000,000 shares of Common Stock has been reserved for purposes of the 1994 Plan. The Common Stock to be offered under the 1994 Plan may be either authorized and unissued shares or issued shares reacquired by the Company and held as treasury shares. The 1994 Plan provides for adjustment of such aggregate number and of the number of shares at the time subject to any outstanding option in the event a stock dividend is paid or in the event the shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities.

Under the 1994 Plan, the option price per share shall be determined by the Committee, but may not be less than the fair market value of the Common Stock on the date the option is granted. The last sale of the Common Stock on the New York Stock Exchange on July 15, 1994 was $33 per share, but it cannot be predicted what the market value will be on the date or dates on which options may be granted in the future. The option price, in the discretion of the Committee, shall be paid by any one or a combination of the following: (a) paid in U.S. funds (including check, draft or wire transfer made payable to the order of the Company) or by the delivery of already-owned shares of Common Stock, which have been held for more than one year, equal in fair market value to the option price, (b) paid on a deferred basis upon such terms and conditions as the Committee shall provide, or (c) deemed paid in full provided the notice of the exercise is accompanied by a copy of irrevocable instructions to a broker to deliver to the Company the amount sufficient to cover the option price. Optionees who are subject to Section 16(b) of the Exchange Act and, if determined by the Committee, other optionees, may elect to pay no more than the required withholding taxes in connection with the exercise of a non-statutory option by delivering to the Company already-owned shares of Common Stock or having shares of Common Stock otherwise issuable to optionees under the 1994 Plan withheld by the Company.

The Board of Directors may, in accordance with the recommendation of the Committee, amend the 1994 Plan as it shall deem advisable. The Board of Directors may not, however, without further shareholder approval, (a) increase the total number of shares that may be granted under the 1994 Plan; (b) change the manner of determining the option price set forth in the 1994 Plan; (c) permit any option to be exercised more than ten years after the date it was granted or increase the maximum number of shares that may be subject to options granted under the 1994 Plan to an individual pursuant to Section 5 of the 1994 Plan ("Eligibility"); (d) amend the provisions of Section 13 of the 1994 Plan ("Interpretation, Amendments and Termination"); or (e) withdraw the administration of the 1994 Plan from a committee of directors meeting the requirements of Rule 16b-3 and Section 162(m).

The Committee may adopt, amend and terminate any arrangements with respect to options, consistent with the intent of the 1994 Plan, as it may deem necessary or desirable to make available tax or other benefits of laws of any foreign jurisdiction to participants who are subject to such laws.

Federal Income Tax Consequences

In the opinion of tax counsel to the Company, based upon the present provisions of the Internal Revenue Code and regulations thereunder, the federal income tax consequences of the grant and exercise of stock options and LSARs under the 1994 Plan and the subsequent disposition of stock acquired thereby are described below. The 1994 Plan is not subject to the qualification requirements of Section 401(a) of the Internal Revenue Code.

Non-Statutory Options

Under present Treasury regulations holding that an option does not have a readily ascertainable fair market value unless it is freely transferable and meets certain other conditions, an optionee who is granted a non-statutory option will not realize taxable income at the time the option is granted.

(a) In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price and the Company will receive a corresponding deduction. Income tax withholding requirements apply upon exercise. The optionee's basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, he will realize capital gain or loss, long-term or short-term depending upon the length of time he has held the shares since the option was exercised.

(b) The grant rule will not apply, unless a specific election is filed within 30 days after exercise, if sale of the shares at a profit could subject the optionee to suit under Section 16(b) of the Exchange Act. If no election is made, the time of the taxable event and the application of the withholding requirements will be postponed until the earlier of (i) six months after the purchase of shares or (ii) the first day on which sale of the shares at a profit will not subject the optionee to suit under Section 16(b) of the Exchange Act, and the optionee's ordinary income and the Company's deduction will be equal to the excess of the then value (or sale price) of the shares over the option price.

(c) If an optionee exercises a non-statutory option by delivering shares of the Company's Common Stock as payment of the option price, no gain or loss will be recognized with respect to the shares delivered and the optionee will be subject to tax in an amount of ordinary income equal to the excess of the fair market value of the shares he is entitled to receive on the date of exercise over the option price. The optionee's basis in shares received equivalent in number to the shares surrendered will be the same as the optionee's basis in the surrendered shares and the basis in the additional shares obtained by the exercise of the option will be the amount of compensation income realized. The optionee's holding period for the shares having the transferred basis will include the holding period for the shares surrendered; the holding period for the additional shares obtained by the exercise of the option will commence on the date of exercise.

Incentive Options

An optionee is not taxed at the time an incentive option is granted. The tax consequences upon exercise and later disposition depend upon whether the optionee was an employee of the Company or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the option.

(a) If the optionee satisfies both the employment rule and the holding rule, for regular tax purposes the optionee will not realize income upon exercise of the option and the Company will not be allowed an income tax deduction at any time. The difference between the option price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be.

(b) If the optionee meets the employment rule but fails to observe the holding rule, the portion of any gain realized upon such disqualifying disposition of the shares which does not exceed the excess of the value at date of exercise over the option price will be treated as ordinary income, the balance of any gain or any loss will be treated as capital gain or loss (long-term or short-term depending on the length of time the stock was held after the option was exercised) and the Company will be entitled to a deduction equal to the amount of ordinary income upon which the optionee is taxed.

(c) If an optionee exercises an incentive option but does not meet the employment rule, the option will be treated as a non-statutory option.

(d) Exercise of an incentive option with previously acquired shares of the Company's Common Stock (other than shares acquired under a previously exercised incentive option with respect to which the holding rule has not been met, exchange of which would be a disposition with the result described in paragraph
(b) above) will not result in taxable income to the optionee. Under proposed regulations, the optionee's basis in shares received equivalent in number to the shares surrendered will be the same as the basis in the surrendered shares and the basis in the additional shares obtained by the exercise of the option will be zero. The optionee's holding period for the shares having the transferred basis will include the holding period for the shares surrendered; the holding period for the additional shares obtained by the exercise of the option will commence at the date of exercise. The proposed regulations provide that upon a disqualifying disposition of any of the shares obtained upon exercise of the option it will be conclusively presumed that the zero basis shares were disposed of before the shares with a transferred basis.

(e) For purposes of calculating an optionee's liability for the alternative minimum tax ("AMT"), the special deferral rules relating to incentive options generally do not apply. Alternative minimum taxable income for the year of exercise will include the excess of the fair market value of the shares at date of exercise (or, if less, the sales price of any such shares sold in the year of exercise) over the option price. If the incentive option shares are sold in a later year, the shares will have a basis for AMT purposes equal to the amount that was included in alternative minimum taxable income for the year of exercise.

LSARs

An optionee is not taxed upon the grant of LSARs. Upon exercise of such rights, the optionee will be taxed at ordinary income tax rates (subject to withholding) on the amount of cash received, and the Company will be entitled to a corresponding deduction.

Long-Term Gain or Loss

Except where the special one and two-year holding rules for incentive options apply, a capital gain or loss is long-term or short-term depending on whether the stock has been held for more than one year. Long-term capital gains currently are taxed at 28%. Capital losses may offset capital gains without limitation, but may offset ordinary income up to only $3,000 ($1,500 for a married individual filing separately).

Other Limitations on Income Tax Deduction

To the extent that any payments constitute "excess parachute payments" under
Section 280G of the Internal Revenue Code, the Company would not be entitled to a deduction with respect to such amount and the recipient would be subject to 20% excise tax.

Under Section 162(m) of the Internal Revenue Code ("Section 162(m)") the Company may be limited as to federal income tax deductions to the extent that total compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers exceeds $1,000,000 in any one year. The Company can preserve the deductibility of certain compensation in excess of $1,000,000, however, provided that it complies with conditions imposed by Section 162(m), including the payment of performance-based compensation pursuant to a plan approved by stockholders. The 1994 Plan is intended to comply with Section 162(m) by qualifying payments under the Plan as performance-based compensation.

NEW PLAN BENEFITS

Set forth below are the number of shares underlying the options which have been granted under the 1994 Plan to the persons and groups identified:

                                                    Number of Shares Underlying
Name and Position                                         Options Granted
- -----------------                                   ---------------------------
A. J. F. O'Reilly
Chairman, President and CEO                                    750,000
W. R. Johnson
Senior Vice President                                          450,000
L. Ribolla
Senior Vice President                                          200,000
W. C. Springer
Senior Vice President                                          450,000
D. R. Williams
Senior Vice President--Finance and Chief Financial
Officer                                                        450,000
All current Executive Officers as a Group
(including the persons named above)                          2,600,000
All current Directors, not Executive Officers, as
a Group (Not Eligible)                                             -0-
All Employees, not Executive Officers, as a Group            3,736,410

All of the above options are subject to shareholder approval of the 1994 Plan, are non-statutory stock options and have exercise prices ranging from $32.625 to $33.125 per share (the fair market value of the Common Stock on the date of grant). Except for the options granted to Dr. O'Reilly, all of the above options are restricted as to exercise for a period of three years after the date of grant. Dr. O'Reilly's options are restricted as to exercise until December 31, 1997, which is three years after the expiration of his current employment contract described on page 25. The executive officers named in the table above and the other officers of the Company who are subject to Section 16(b) of the Exchange Act have received tandem LSARs in connection with the stock options granted under the 1994 Plan.

No options were granted under the 1994 Plan to any associate of the Company's directors or executive officers. No person other than the persons named in the above table received more than five percent of the options granted under the 1994 Plan.

Vote Required for Approval of the 1994 Stock Option Plan

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required for adoption of the proposal. For purposes of this proposal, abstentions, unlike broker "non-votes," are counted in determining the total number of votes cast and, thus, have the effect of a vote against the proposal.

The Board of Directors recommends that the shareholders vote "FOR" this proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders specify to the contrary in their proxies.

4. Proposal to Approve the Incentive Compensation Plan
(Item 4 on proxy card)

In furtherance of its belief that the continued success of the Company depends upon its ability to attract, retain and motivate employees, and in view of recent tax legislation which imposes limits on the Company's ability to deduct employee compensation, the Management Development and Compensation Committee of the Board of Directors (the "Committee") has reviewed the Company's incentive compensation programs and determined that the Company's Management Incentive Plan ("MIP") and Long-Term Incentive Plan ("LTIP"), which were first approved by the shareholders respectively in 1968 and 1973, have served their intended purpose, but should be replaced by a new H. J. Heinz Company Incentive Compensation Plan ("ICP" or the "Plan") which shall provide for annual incentive payments. Subject to the approval of the Company's shareholders, the Board of Directors approved the adoption of the Plan, effective April 28, 1994.

The ICP covers executive officers and other key employees located in the Company's affiliates throughout the world. The Committee believes that an annual incentive plan that is uniform worldwide will more closely link individual pay with operating income at the affiliate level and with earnings per share at World Headquarters. The effect is expected to result in improved individual and affiliate performance and should combine to enhance shareholder value.

In order for payment of certain incentive awards to be deductible by the Company under the current Internal Revenue Code, the payments must be paid pursuant to a "performance-based" plan like the ICP which has been approved by the shareholders.

Summary of the Incentive Compensation Plan

The full text of ICP is set forth in Appendix B to this Proxy Statement and should be referred to for a complete description of its provisions. The following summary of provisions of ICP is qualified in its entirety by reference to the text of the Plan.

Purposes

The primary purposes of the Plan are to motivate participants toward achieving annual goals that are within business unit and/or individual control, encourage teamwork in various segments of the Company and reward performance with pay that varies in relation to the achievement of preestablished goals.

Administration

The Plan shall be administered by the Committee which is composed of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, ("Section 162(m)"). No member of the Committee is eligible to receive awards under the Plan. Subject to the limitations in the Plan, the Committee has the authority to select the salaried employees who will participate in the Plan (the "Participants"); the authority to determine the size and types of awards; the terms and conditions for earning awards; the right to interpret the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and subject to certain limitations which require shareholder approval, amend the terms and conditions of the Plan.

Eligibility and Participation

Full-time, salaried employees of the Company, its subsidiaries and affiliates shall be eligible to be selected to participate in the Plan in any Award Period (which shall, generally, be the fiscal year of the Company). It is the intention of the Committee that there will be a new Award Period each year. No person is automatically entitled to participate in the Plan in any Award Period.

Performance Measures and Performance Goals

The Committee shall select performance measures and shall establish performance goals for each Award Period. Such performance measures need not be the same for all Participants. For the first Award Period, the Committee has determined that World Headquarters employees will be measured based on the earnings per share performance of the Company; and affiliate employees will be measured based on the performance of their affiliate in terms of operating income.

Participants shall be grouped into categories ("Participant Categories"), as determined by the Committee based upon level of responsibility. With respect to each Participant Category, the Committee shall establish levels of incentive award payment amounts ("Award Opportunities") which will be paid for achievement against a range of performance goals. Each range of performance goals shall include a level of performance at which one hundred percent (100%) of the targeted incentive award ("Target Incentive Award") may be earned. In addition, each range of performance goals shall include levels of performance above and below the one hundred percent (100%) performance level with a minimum level below which no award will be paid and a maximum above which no payment will be made.

After the performance goals are established, the Committee will align the achievement of the performance goals with Award Opportunities, such that the level of achievement of the preestablished goals at the end of the Award Period will determine the actual annual award amount ("Final Awards"). Except with respect to the executive officers required to be named in the Summary Compensation Table on page 21 ("Named Executive Officers"), the Committee shall have the authority to exercise subjective discretion in the determination of Final Awards with respect to any or all Participants, as well as the authority to delegate the ability to exercise subjective discretion in this respect. The Committee shall have the discretion to decrease or eliminate the amount of the Final Award otherwise payable to a Named Executive Officer.

Award Opportunities

The Committee will establish, in writing, Award Opportunities which correspond to various levels of attainment of the preestablished performance goals. The established Award Opportunities will vary in relation to the Participant Categories and may vary among affiliates and business units of the Company. Except for the Named Executive Officers, in the event a Participant changes Participant Categories during an Award Period, the Participant's Award Opportunity may be adjusted to reflect the amount of time in each Participant Category during the Award Period. Performance measures which may serve as determinants of Named Executive Officers' Award Opportunities shall, except if the Plan is amended with the consent of the shareholders of the Company or if
Section 162(m) is no longer applicable because of actions taken with the advice of tax counsel, be limited to the following: (a) earnings per share; (b) return on assets; (c) return on equity; (d) return on capital; (e) net profit after taxes; (f) net profit before taxes; and (g) economic value added.

Estimated Plan Benefits

For the first Award Period, the Committee has determined that Award Opportunities shall be based upon the midpoint of the salary range of the individual Participant at the end of the Award Period and will depend on the level of success each business unit achieves relative to the Target Incentive Award. The amounts that will be awarded in fiscal year 1995 are not currently determinable. Assuming the target is met, however, for fiscal year 1995, the Named Executive Officers would receive the following amounts under the Plan: A.
J. F. O'Reilly $796,800, W. R. Johnson $358,600, L. Ribolla $358,600, W. C.
Springer $358,600 and D. R. Williams $249,000. The actual amount of any award payment may be more or less than the amounts shown above and will be based on the achievement of the performance goals. The maximum amount that could be paid under the Plan would be equal to 250% of the target payout for Dr. O'Reilly and from 150% to 180% of the target payouts for the other Named Executive Officers.

The following table shows the amounts that would have been paid to the Named Executive Officers and the specified groups if the Plan (which replaces both the MIP and the LTIP) had been in effect for fiscal year 1994. The amounts shown below would have appeared in the Summary Compensation Table on page 21 in lieu of the MIP and LTIP payments (the Bonus and Long Term Incentive Payouts columns, respectively). The dollar values shown are provided for purposes of illustration only, as required by the rules of the Securities and Exchange Commission.

New Plan Benefits

Incentive Compensation Plan

Name and Position                                           Dollar Value ($)
- -----------------                                           ----------------
A. J. F. O'Reilly
Chairman, President and CEO                                         $-0-
W. R. Johnson
Senior Vice President                                                -0-
L. Ribolla
Senior Vice President                                                -0-
W. C. Springer
Senior Vice President                                                -0-
D. R. Williams
Senior Vice President--Finance and Chief Financial Officer           -0-
All current Executive Officers as a Group
(including the persons named above)                                  -0-
All current Directors, not Executive Officers, as a Group
(Not Eligible)                                                       -0-
All Employees, not Executive Officers, as a Group              8,000,000*

- ---------
* Estimated aggregate amounts that would have been paid to participants based upon the achievement of operating income goals by certain affiliates of the Company.

Adjustment of Performance Goals and Award Opportunities

Once established, performance goals normally may not be changed during the Award Period. However, except for the Named Executive Officers, if the Committee determines that external changes such as changes in accounting practices, tax policies or other externally-driven extraordinary items or other unanticipated business conditions have materially affected the fairness of the goals, then the Committee may approve appropriate adjustments to the performance goals (either upward or downward) during the Award Period as such goals apply to the Award Opportunities of specified Participants.

Notwithstanding any other provision of the Plan, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code
Section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the Award Opportunities and/or the performance measures or performance goals related to the then-current Award Period as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that any such adjustment shall not be made with respect to Named Executive Officers if it would eliminate the ability of Award Opportunities held by Named Executive Officers to qualify for the "performance-based" exemption under
Section 162 (m).

Final Award Determinations

At the end of each Award Period, Final Awards shall be computed for each Participant as determined by the Committee. Final Awards may vary above or below the Target Incentive Award, based on the level of achievement of the preestablished Company-wide, business unit or affiliate and/or individual performance goals, as applicable. In addition, the Committee shall have the authority to reduce or eliminate Final Award determinations of any or all Participants, based upon any objective or subjective criteria it deems appropriate.

Final Award Limit

The Committee may establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by Participant Category, or among individual Participants) in each Award Period. The guidelines may be expressed as a percentage of Company-wide, business unit or affiliate goals or financial measures, or such other measures as the Committee shall determine; provided, however, that the maximum payout with respect to a Final Award payable to any one Participant in connection with performance in any one Award Period shall be four million dollars ($4,000,000).

Shareholder Protection Provision

ICP contains the identical shareholder protection formula that was approved by the shareholders in 1968 for MIP and in 1973 for LTIP. That formula provides that the aggregate of all payments of Final Awards under the Plan for any Award Period shall not exceed, for each such Award Period, the sum of (a) three percent (3%) of the net income of the Company and its consolidated subsidiaries, before taxes and before giving effects to extraordinary items, before taxes on income and before deductions for minority interests and the amounts of payments of Final Awards under the Plan ("Consolidated Pre-tax Net Income") and (b) five percent (5%) of Consolidated Pre-tax Net Income in excess of a twelve percent (12%) return on "Shareholders' Equity" in the Company. For purposes of this Plan, "Shareholders' Equity" is the consolidated capital and surplus of the Company and its consolidated subsidiaries at the beginning of the Award Period to which the Final Award payments relate.

The Committee may establish minimum levels of performance goal achievement, below which no payouts of Final Awards shall be made to any Participant.

Form and Timing of Payment of Final Awards

Subject to the terms and conditions as established by the Committee prior to the payment of Final Awards, Participants shall have the election to choose from any one or all of the following three methods of payment of Final Awards under the Plan: (a) Cash; (b) Defer receipt of payment into the H. J. Heinz Company Executive Deferred Compensation Plan (the "Deferred Compensation Plan"), provided that the Participant is eligible and selected to participate in the Deferred Compensation Plan during the applicable Award Period; or (c) Defer receipt of payment into a tax-qualified retirement savings plan sponsored by the Company (as applicable, the "Savings Plan"); provided, however, that the Participant must be eligible to make deferrals under the Savings Plan.

Unsecured Interest

No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Termination of Employment Due to Death, Disability, or Retirement

In the event a Participant's employment is terminated by reason of death, disability or retirement, the Final Award shall be reduced to reflect participation prior to employment termination only.

Termination of Employment for Other Reasons

Except in the case of a change in control, in the event that a Participant's employment is terminated prior to completion of an Award Period for any reason other than death, disability, or retirement, all of the Participant's rights to a Final Award for such Award Period shall be forfeited.

However, except in the event of an involuntary employment termination for "Cause," the Committee, in its sole discretion, may pay a prorated award for the portion of the Award Period that the Participant was employed by the Company.

Amendments

Unless the Company's shareholders have first approved thereof, no amendment of the Plan with respect to any Named Executive Officer may be made which would increase the maximum amount that can be paid to any one Participant under the Plan, change the specified performance goal for payment of Final Awards, or modify the requirements as to eligibility for participation in the Plan except for the possible modifications described in the following two paragraphs.

If, on the advice of the Company's tax counsel, the Committee determines that
Section 162(m) of the Code and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by permitting greater discretion and/or flexibility with respect to Award Opportunities granted to Named Executive Officers, then the Committee may, in its sole discretion, apply such greater discretion and/or flexibility to such Award Opportunities.

In the event the Committee determines that compliance with Code Section 162(m) is not desired, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility under the Plan, the Committee may make any adjustments it deems appropriate.

Other than as limited above, the Committee may amend any or all of the other provisions of the Plan without shareholder approval, or suspend or terminate it entirely; provided, however, that no such action may adversely affect any rights or obligations with respect to any awards theretofore made under the Plan without the prior consent of the Participants affected.

Federal Income Tax Consequences

In the opinion of tax counsel to the Company, based upon the present provisions of the Internal Revenue Code and the regulations thereunder, the federal income tax consequences of the payment of an annual cash incentive award will be as described below. The Plan is not subject to the qualification requirements of
Section 401(a) of the Internal Revenue Code.

Any cash received under an incentive award will be included in income at the time of receipt and will be subject to tax at ordinary income rates. Any incentive awards that are properly deferred under the terms of the H.J. Heinz Company Executive Deferred Compensation Plan or under a tax-qualified retirement savings plan sponsored by the Company (the "Deferral Plans") shall be taxable when actually or constructively distributed under such Deferral Plans.

The Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the recipient upon receipt of an award. Deductions for amounts deferred under the Deferral Plans shall be limited as provided in
Section 404 of the Internal Revenue Code. Under Section 162(m), the Company may be limited as to federal income tax deductions to the extent that total compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers exceeds $1,000,000 in any one year. The Company can preserve the deductibility of certain compensation in excess of $1,000,000, however, provided that it complies with conditions imposed by Section 162(m), including the payment of performance-based compensation pursuant to a plan approved by stockholders. The Plan is intended to comply with Section 162(m) by qualifying payments under the Plan as performance-based compensation.

Vote Required for Approval of the Incentive Compensation Plan

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required for adoption of the proposal. For purposes of this proposal, abstentions and broker "non-votes" are not counted in determining the total number of votes cast and, thus, have no effect on the outcome of the vote.

The Board of Directors has not determined what action it will take in regard to the payment of incentive compensation if the shareholders do not approve the Plan. However, the Board of Directors may decide to continue the MIP and LTIP.

The Board of Directors recommends that the shareholders vote "FOR" this proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders specify to the contrary in their proxies.

5. Shareholder Proposal
(Item 5 on proxy card)

The record owner of 5,600 shares of Common Stock of the Company, whose name and address will be furnished by the Company to any person promptly upon the receipt of any oral or written request therefor, has given notice that the following proposal will be presented at the Annual Meeting:

  "Be it resolved it is recommended that the Board of Directors seek rewards other than stock options or stock appreciation rights for future employee incentive compensation arrangements. It is further recommended that such future arrangements provide for specific goals and rewards for the coming year or years to be stated in the annual meeting notices."

The shareholder has submitted the following statement in support of the proposal:

  "Stock options as a form of employee compensation may appear to be something for nothing since they don't appear in the income statement, but they dilute the stockholders' equity in a significant way. Worst of all they depend mostly on the movements of the stock market, which as all investors know can be quite unrelated to the progress of the company, and to the efforts of the individual employee, and can produce some grotesque incentive awards.

  Stock ownership by employees is desirable. It should be achieved by incentive stock grants and employee stock purchase plans, not by tickets to gamble on a mostly rising stock market. Therefore, the stockholders of the company shall have an opportunity to express their wishes by voting on the [above] resolution."

The Board of Directors does not agree with the above proposal and recommends a vote "AGAINST" the proposal.

Your Board of Directors believes that the continued use of stock options is in the best interest of the Company and its shareholders and is the most effective way to direct management's efforts towards enhancing shareholder value and maintaining the Company as one of the premier food companies in the world. Your Directors submit that evidence of the value of the Company's stock option plans, each of which was approved by at least 91% of the shareholders voting on such plans, is that the Company's shares have outperformed the S&P 500 over the 15 year period from 1979 through 1994 and in three of the past five years during the period 1989 through 1994. (See the Performance Graphs on pages 29 and 30.) If the shares do not appreciate in value, there is no benefit to the option holder. If, however, the value of a share is higher on the date of exercise than on the date of grant, both the optionee and the shareholders have benefited from the increase in the value of the stock. During the past 15 years the total market capitalization of the Company has increased from $948.5 million in 1979 to $8.4 billion in 1994 or (782%). Your Directors submit that the record of the Company, as a consistently profitable company, ties more closely to the efforts of its employees rather than to the vagaries of the stock market. During the past 15 years, the Company has remained among the most profitable public companies in the world. Your Directors firmly believe that the best way to assure the shareholders that the value of their Company and the consequent value of their shares will continue to increase in value is to maintain an ongoing stock option program.

Accordingly, the Board of Directors unanimously recommends a vote "AGAINST" this proposal. Proxies received by the Board of Directors will be so voted unless shareholders specify to the contrary in their proxies.

Vote Required for Shareholder Proposal

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required for adoption of this proposal. For purposes of this proposal, absentions and broker "non-votes" are not counted in determining the total number of votes cast and, thus, have no effect on the outcome of the vote.

6. Other Business

The Board of Directors does not know of any other business to be presented at the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, it is intended that the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

EXECUTIVE COMPENSATION

The following tables and accompanying text discuss the compensation paid to the Company's Chairman, President and Chief Executive Officer and the Company's four other most highly compensated executive officers. Under the Securities and Exchange Commission's rules, Summary Compensation information is required to be shown only for the years during which a person served as an executive officer.

Summary Compensation Table

                                     Annual Compensation               Long-Term Compensation
                                ------------------------------  -------------------------------------
                                                                 Awards (4)    Payouts
                                                                ------------- ----------
                                                                                 Long
                                                     Other       Securities      Term
      Name and                                       Annual      Underlying   Incentive   All Other
      Principal                  Salary   Bonus   Compensation     Options     Payouts   Compensation
      Position         Year (1)   ($)      ($)       ($)(2)     (No. Awarded)    ($)      ($)(2)(5)
- ---------------------  -------- -------- -------- ------------  ------------- ---------- ------------
A. J. F. O'Reilly        1994   $524,290 $228,096   $142,418(3)    750,000    $  823,740   $186,357
Chairman,                1993    514,000  372,557    117,020           -0-     1,727,603     66,201
President and CEO        1992    514,000  532,224      --              -0-     2,122,416      --

W. R. Johnson            1994    291,955   66,240      --          450,000       412,689     35,612
Senior Vice President

L. Ribolla               1994    325,976   99,360      --          200,000       396,346        -0-
Senior Vice President    1993    324,677   84,015      --              -0-       676,271        -0-

W. C. Springer           1994    301,772   90,480      --          450,000       289,963     43,401
Senior Vice President

D. R. Williams           1994    248,736   75,600      --          450,000       187,012     34,638
Senior Vice President    1993    232,925  112,896      --           50,000       260,626     10,942
- --Finance and Chief      1992    166,625   84,492      --              -0-       161,335      --
Financial Officer

- ---------

(1) Mr. Ribolla became an executive officer of the Company during fiscal year 1993 and Messrs. Johnson and Springer became executive officers of the Company during fiscal year 1994.

(2) Pursuant to the Securities and Exchange Commission's rules, amounts prior to the 1993 fiscal year are not required to be disclosed nor are perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10 percent of the named executive officer's salary and bonus.

(3) Includes $111,440 for personal financial counseling.

(4) No awards of restricted stock were made to the Chief Executive Officer or any of the executive officers during the period covered by the Summary Compensation Table.

(5) Includes for Dr. O'Reilly and Messrs. Johnson, Ribolla, Springer and Williams, respectively, the following: (i) amounts contributed by the Company under the Employees Retirement and Savings Plan, $106,387, $31,239, $0, $40,530 and $30,546; (ii) the company-paid premiums for "split dollar" term life insurance and the dollar value of the benefit, if any, to such persons of the remainder of the premiums paid by the Company, $35,204, $1,456, $0, $1,514 and $1,175; and (iii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate, $44,766, $2,917, $0, $1,357 and $2,917.

Option Grants in Last Fiscal Year

The following table shows information with respect to grants of options to the Chief Executive Officer and the other named executive officers in the 1994 fiscal year.

                                                              Grant Date
                     Individual Grants                          Value
- ------------------------------------------------------------- ----------
                              Percent of
                   Number of    Total
                     Shares    Options
                   Underlying Granted to                      Grant Date
                    Options   Employees  Exercise              Present
                    Granted   In Fiscal    Price   Expiration   Value
      Name           (#)(1)      Year    ($/Share)    Date      ($)(2)
- -----------------  ---------- ---------- --------- ---------- ----------
A. J. F. O'Reilly   750,000     7.92%     $33.125   4/12/04   $3,900,000
W. R. Johnson       450,000     4.75%      33.125   4/12/04    2,502,000
L. Ribolla          200,000     2.11%      33.125   4/12/04    1,112,000
W. C. Springer      450,000     4.75%      33.125   4/12/04    2,502,000
D. R. Williams      450,000     4.75%      33.125   4/12/04    2,502,000

1. All of the above options were granted on April 13, 1994 under the 1994 Stock Option Plan, which is subject to shareholder approval. If shareholder approval of the 1994 Stock Option Plan is not obtained the above options will be void and of no effect. Except for the options granted to Dr. O'Reilly, all of the above options are restricted as to exercise for a period of three years after the date of grant. Dr. O'Reilly's options are restricted as to exercise until December 31, 1997, which is three years after the expiration of his current employment agreement. All of the executive officers named above received grants of tandem LSARs in connection with their stock option grants. No SARs have been outstanding or granted under any of the Company's stock option plans since 1985.

2. The estimated grant date present value reflected in the above table is determined using the modified Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:
   . An exercise price on the option of $33.125, equal to the fair market value of the underlying stock on the date of grant.
   .  An option term of ten years.
   . An interest rate of 6.97% that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.
   . Volatility of 19% calculated using daily stock prices for the one-year period prior to the grant date.
   . Dividends at the rate of $1.32 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.
   . Reductions of approximately 36% for Dr. O'Reilly and 31% for the other named executive officers to reflect the probability of forfeiture due to termination prior to vesting, and the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

Aggregated Option/SAR Exercises in 1994 Fiscal Year and
Fiscal Year-End Option/SAR Value

The following table shows information with respect to the exercise of stock options during 1994 by the Chief Executive Officer and each of the other named executive officers and the value of unexercised options at fiscal year-end.

                                                    Number of Securities       Value of Unexercised
                                                   Underlying Unexercised    In-the-Money Options/SARs
                                                 Options/SARs at FY-End (#)  at Fiscal Year-End ($)(3)
                                                ---------------------------- -------------------------
                      Shares
                   Acquired on       Value
      Name         Exercise (#) Realized ($)(1) Exercisable Unexercisable(2) Exercisable Unexercisable
- -----------------  ------------ --------------- ----------- ---------------- ----------- -------------
A. J. F. O'Reilly        -0-       $    -0-           -0-      4,750,000     $      -0-   $13,593,750
W. R. Johnson         10,000        128,750        45,000        795,000        478,125       268,750
L. Ribolla               -0-            -0-        80,000        340,000        850,000       450,000
W. C. Springer        47,530        719,305       139,582        830,000      1,489,059       375,000
D. R. Williams         4,418         61,300        75,582        670,000        803,059       268,750

1. The "Value Realized" is equal to the fair market value on the date of exercise, less the exercise price, times the number of shares acquired. No SARs were exercised during the last fiscal year.

2. The Unexercisable Options include the options granted to each of the persons named above under the 1994 Stock Option Plan, which is subject to shareholder approval.

3. The "Value of Unexercised In-The-Money Options at Fiscal Year-End" is equal to the fair market value of the shares underlying the options at April 26, 1994, the last trading day of the 1994 fiscal year, less the exercise price, times the number of options.

Long-Term Incentive Plan--Awards In 1994

                                                   Estimated Future Payouts Under
                                                    Non-Stock Price-Based Plans
                                                  --------------------------------
                     Number of    Performance or
                   Shares, Units   Other Period
                     or Other    Until Maturation Threshold   Target     Maximum
      Name          Rights (#)      or Payout         ($)       ($)        ($)
- -----------------  ------------- ---------------- -------------------- -----------
A. J. F. O'Reilly     987,000       1994-1996       $29,610   $987,000  $2,961,000
W. R. Johnson         333,200       1994-1996         9,996    333,200     999,600
L. Ribolla            382,200       1994-1996        11,466    382,200   1,146,600
W. C. Springer        355,600       1994-1996        10,668    355,600   1,066,800
D. R. Williams        295,000       1994-1996         8,850    295,000     885,000

The amounts included in the Estimated Future Payouts columns above, represent the potential payouts awarded to the named executive officers under the Company's Long-Term Incentive Plan (the "LTIP") depending upon the level of achievement (i.e., threshold, target or maximum) of the performance goals for the three-year cycle beginning in fiscal year 1994 (the "1994 Cycle"). The LTIP, however, will terminate as of the end of fiscal year 1994 if the new Incentive Compensation Plan described on page 14 is approved by the Company's shareholders. If the LTIP is terminated, participants in the LTIP will receive a payment of no more than one-third of the present value of the estimated cash award for the 1994 Cycle in lieu of any future payments under the LTIP. The payment will be based upon the estimated achievement of the performance goals for the 1994 Cycle.

Performance goals are established by the Management Development and Compensation Committee of the Board of Directors (the "Committee") early in the first fiscal year of each cycle based on (a) changes during each cycle in the earnings per share ("EPS") of the Company's Common Stock or, in the case of subsidiary or division executives, the net profit after tax ("NPAT") of the appropriate subsidiary or division, and (b) changes during the cycle in return on average shareholders' equity ("ROE") of the Company. The number of units awarded to each participant is determined by the Committee on the basis of the importance and contribution of the participant's position.

The percentage of the performance units earned for the cycle, which may exceed 100%, depends on achievement of EPS/NPAT and ROE goals established for the cycle. The amount of the cash award with respect to performance units earned is determined by the Committee after an evaluation of the achievement of performance goals.

Retirement Benefits

All full-time salaried employees of the Company and certain of its domestic divisions and subsidiaries who were hired before January 1, 1993 are provided retirement benefits under the Employees Retirement System of the H.J. Heinz Company (the "Retirement System") based on credited service to the Company as of December 31, 1992 and the five-year average earnable compensation of the employee as of December 31, 1992. In April 1992, the Board of Directors of the Company amended the Retirement System to provide that no benefits would accrue under this plan on or after January 1, 1993. For purposes of the Retirement System, compensation includes salary and bonuses paid under the Company's Management Incentive Plan ("MIP"), but does not include deferred MIP payments and Long-Term Incentive Plan ("LTIP") payments. The Retirement System has been noncontributory since 1968.

The Board of Directors, effective May 1, 1989, adopted a Supplemental Executive Retirement Plan (the "SERP") which provides additional retirement benefits for eligible executives, including Dr. O'Reilly and the executive officers named in the Summary Compensation Table, who retire under the terms of the Retirement System. The SERP was adopted in order to compensate eligible executives for reductions in the benefits calculated under the Retirement System due to legislative and regulatory limitations imposed on qualified plans. Subject to reduction as described below, the benefit payable under the SERP is a lump sum equal to a multiple of the employee's final average earnable compensation during any five of the last ten years prior to the employee's retirement. The multiple used to calculate benefits under the SERP is based on the participant's years of credited service up to 35 years. Salary, MIP payments (including deferred payments) and one-half of LTIP awards are included in the earnings base of participants. The benefit payable under the SERP is reduced by
(i) the lump sum benefit payable under the Retirement System (whether or not the participant elects a lump sum form of payment) and (ii) the value of the participant's age-related company contribution account under the Company's Employees Retirement and Savings Plan and the Employees Retirement and Savings Excess Plan. All benefit payments under the SERP after such reduction will be made by the Company outside the qualified retirement plans.

Compensation for the fiscal year ended April 27, 1994, included in the earnings base under the SERP for each of the executive officers named in the Summary Compensation Table is as follows: A.J.F. O'Reilly $1,164,256, W. R. Johnson $564,540, L. Ribolla $623,509, W. C. Springer $537,234 and D. R. Williams $417,842. The following table shows the annual pension equivalent of the estimated maximum retirement benefits payable to the above named executive officers under the Company's qualified retirement plans and the SERP upon normal retirement with the indicated number of credited years of service and amount of eligible compensation.

                                         Years of Service
                       ------------------------------------------------------------
 Average Earnings
   High Five of
  Last Ten Years
Prior to Retirement       15           20           25           30           35
- -------------------    --------     --------     --------     --------     --------
    $  400,000         $115,374     $134,602     $153,831     $173,060     $192,289
       500,000          144,217      168,253      192,289      216,325      240,362
       600,000          173,060      201,904      230,747      259,590      288,434
       700,000          201,904      235,554      269,205      302,855      336,506
       800,000          230,747      269,205      307,663      346,121      384,578
       900,000          259,590      302,855      346,121      389,386      432,651
     1,000,000          288,434      336,506      384,578      432,651      480,723
     1,200,000          346,121      403,807      461,494      519,181      576,868
     1,400,000          403,807      471,109      538,410      605,711      673,012

As of April 27, 1994, the credited years of service under the Retirement System and the SERP for Dr. O'Reilly and Messrs. Johnson, Ribolla, Springer and Williams were, as rounded to the nearest full year, 25, 12, 27, 20 and 27, respectively. An employee is credited with years of service under the Retirement System for years worked beyond the normal retirement date and prior to January 1, 1993.

Executive Employment Agreement

The Company retains Dr. O'Reilly pursuant to an Employment Agreement (the "Agreement") dated as of March 14, 1990. The Agreement with Dr. O'Reilly provides for his continued employment as Chairman, Chief Executive Officer and President through December 31, 1994 at an annual base salary of not less than $514,000 subject to annual adjustment based upon a survey prepared by a recognized compensation consultant. The Agreement also provides for Dr. O'Reilly's continued participation in MIP and LTIP, or any substantially equivalent programs.

Pursuant to the terms of the Agreement, Dr. O'Reilly received a grant of 4,000,000 non-statutory stock options with tandem limited stock appreciation rights (the "Options"). The Options will expire on the earlier of three years after termination of employment or December 31, 1999, but do not vest or become exercisable until December 31, 1994, unless accelerated as provided for in the Agreement or the 1987 and 1990 Stock Option Plans. The Agreement also restricts the exercise of any Option by Dr. O'Reilly during certain periods when a transaction that would constitute a "Change in Control" is pending.

If, prior to December 31, 1994, Dr. O'Reilly's employment is terminated without "cause" ("cause" being defined either as a material breach of the Agreement by the Executive or as in Section 11(D)(C) of the 1990 Option Plan) or by him for "Good Reason," he will be entitled to receive: (a) a lump-sum payment of all base salary accrued and unpaid through the date of termination, (b) a lump-sum payment equal to the sum of (x) twice his annual base salary in effect at the time of termination and (y) twice his highest aggregate incentive compensation (including deferrals) in any one of the last three full years preceding termination (if such termination occurs within two years following a "Change in Control," the amount payable to Dr. O'Reilly may be greater, as described below), (c) service credit under the Company's retirement plans for the remaining term of the Agreement or three years, whichever is shorter; and (d) a lump-sum payment of benefits accrued under the Company's Retirement and Supplemental Executive Retirement Plan. In addition, upon such termination all unvested options held by Dr. O'Reilly will immediately vest and become exercisable. Unvested options held by Dr. O'Reilly would be cancelled in the event that his employment were to be terminated for cause or by him without Good Reason.

Under the Agreement, "Good Reason" for termination by Dr. O'Reilly includes:
(a) a material breach by the Company of its obligations under the Agreement,
(b) a material reduction by the Company in the responsibilities he customarily exercised prior to the Agreement, (c) the failure to nominate, recommend and elect Dr. O'Reilly as a Director at every shareholders' meeting at which his term as a Director would otherwise expire or (d) the failure to continue Dr. O'Reilly as Chairman, Chief Executive Officer and (except upon certain limited circumstances) President, or (e) a "Change in Control."

In the event that a termination by the Company without cause or by Dr. O'Reilly for "Good Reason" occurs upon or within two years following a "Change in Control," the lump-sum payment of base salary and incentive compensation to Dr. O'Reilly shall be the greater of (a) the sum of (x) twice his annual base salary in effect at the time of termination, and (y) twice his highest aggregate incentive compensation (including deferrals) in any one of the last three full years preceding termination, or (b) the sum of (x) the product of the annual base salary in effect at the time of termination, multiplied by the remaining term of the Agreement, and (y) the product of the highest aggregate incentive compensation (including deferrals) in any one of the last three full years preceding termination, multiplied by the remaining term of the Agreement.

The Agreement also provides for payments to Dr. O'Reilly if he should become permanently disabled, and to the estate of Dr. O'Reilly upon his death.

If all or any portion of any payments to Dr. O'Reilly under the Agreement would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount of such payment shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code unless Dr. O'Reilly would receive a larger amount, on an after-tax basis, if the payments were not reduced. The determination of whether or not Dr. O'Reilly would receive a larger amount, on an after-tax basis, shall be made in good faith by Dr. O'Reilly before the first payment.

Under the Agreement, Dr. O'Reilly is not permitted to compete directly with the Company in areas throughout the world where the Company now conducts (or may in the future conduct) significant business operations until the earlier of December 31, 1996 or the second anniversary of the termination of his employment, unless his employment is terminated by the Company without cause or by him for "Good Reason." Dr. O'Reilly is, however, permitted during and after the term of the Agreement to continue to invest and engage in the outside business activities that he was engaged in as of January 1, 1990 and that do not interfere with the performance of his duties under the Agreement.

Report of the Management Development and Compensation Committee on Executive Compensation


The Management Development and Compensation Committee (the "Committee"), made up solely of non-employee directors, oversees the administration of total compensation for senior executives of the Company. Executive compensation programs for those executives are clearly focused on enhancement of shareholder value. Incentives are paid to those executives on achievement of pre-determined goals approved by the Committee.

As discussed on page 14, the Committee has adopted, subject to shareholder approval, a new H. J. Heinz Company Incentive Compensation Plan ("ICP") which will replace the present Management Incentive Plan ("MIP") and Long-Term Incentive Plan ("LTIP"). In addition, the Committee has adopted, subject to shareholder approval, the 1994 Stock Option Plan which is described on page 9.

Components of Compensation

The Company's executive compensation program presently is comprised of base salary, annual incentive awards granted under the MIP, long-term incentive awards granted under the LTIP and stock options.

The Committee compares total compensation levels for the Company's senior executives to the compensation paid to executives of a peer group of companies (the "Peer Group"). The Peer Group is comprised of 22 leading international consumer products companies which are similar to the Company in terms of sales, assets, and total market capitalization. The companies chosen for the Peer Group include ten of the 15 companies which comprise the Standard & Poor's Foods Group Index in the Performance Graphs on pages 29 and 30. The Committee believes that the Peer Group represents the Company's most direct competitors for executive talent.

As needed, the Committee calls upon Hewitt Associates, an independent compensation consultant, for consultations and survey information related to executive compensation.

Base Salary

The objective of the Company's base salary policy is to provide income at a median level in comparison to the Peer Group. Because base salaries had not been increased in recent years, however, base salary levels of the Company's executives were approximately 20% below the competitive median for base salaries among the Peer Group. Accordingly, base salaries of executive officers were adjusted to levels at least equal to the minimum of the applicable salary range. The base salaries of certain executive officers were increased above the minimum salary range as a result of their individual performance.

In April, 1994, Dr. O'Reilly's base salary was increased to $637,478 from the $514,000 base salary that he had been paid since May, 1989. This was done to bring his salary to the minimum of the salary range and in recognition of his continued outstanding leadership. Although the Company experienced a difficult year, partially due to the weak worldwide economy, less favorable tax rates, and unfavorable variations in major foreign currencies, Dr. O'Reilly maintained the Company's clear focus on controlling costs, preserved strong profit margins, directed a major restructuring and identified and focused on growth opportunities in foodservice, baby food and new geographic areas.

Annual Incentives

Annual incentive awards, which were lower than in prior years, were paid to executives under the MIP for Fiscal Year 1994. Under the MIP, annual incentive awards are determined based on individual performance during the year and the Company's achievement of net-profit-after-tax goals ("NPAT goals"). In determining the annual incentive award under the MIP, personal performance is weighted 25% and achievement of NPAT goals is weighted 75% for participants at World Headquarters and 25% personal, 25% corporate and 50% affiliate for participants in affiliate positions.

For Fiscal Year 1994, targeted payouts under MIP were set at levels which if attained would have provided salary and MIP Compensation at the 75th percentile of total compensation of the Peer Group.

Because the Company's NPAT goal was not achieved, awards under the MIP for Fiscal Year 1994 were approximately 50% below targeted awards for each executive position. Dr. O'Reilly's award of $228,096 under the MIP, included under the "Bonus" column in the Summary Compensation Table on page 21, was 50% of the targeted award. His award was paid on the same basis as awards to other executive officers under the MIP.

As mentioned above, the ICP will, subject to shareholder approval, replace both the MIP and the LTIP. The ICP has been designed to focus executive compensation more closely on improvements in operating income and earnings per share. The Committee believes the ICP will help to motivate the managers and key employees of each of the Company's businesses to meet their new business challenges.

Long Term-Incentives

Long-term incentive payouts, which were lower than in prior years, were paid under the LTIP for Fiscal Year 1994 and are shown for the named executive officers in the "Long Term Incentive Payouts" column in the Summary Compensation Table on page 21. Payments under the LTIP are based on performance of the Company against goals set by the Committee in Fiscal Year 1992 for all executive officers. Performance was measured based on earnings per share goals, weighted 50%, and return on equity goals, weighted 50%.

For the three-year performance period ending April 27, 1994, earnings per share were below targeted goals while return on equity exceeded targeted goals. Accordingly, awards under the LTIP made in Fiscal Year 1994 were 92% of the targeted corporate payout.

Dr. O'Reilly's award of $823,740 under the LTIP, included under the Long-Term Incentive Payouts column in the Summary Compensation Table on page 21, was 92% of the targeted award.

The Committee intends, subject to shareholder approval of the ICP, to terminate the LTIP. Following receipt of such approval, payments representing the present value of the completed portions of the LTIP cycles ending in Fiscal Year 1995 and Fiscal Year 1996 will be estimated and paid. No further LTIP payments will be made thereafter.

Stock Options

Stock options, which are a major part of incentive compensation for the senior management of the Company and its affiliates, serve to focus attention on the interests of the shareholders and to encourage share ownership by Company executives.

The Committee makes periodic grants of stock options to executive officers and other key employees of the Company to foster a commitment to increasing long-term shareholder value. To advance further the Committee's goal of linking a significant portion of management's compensation to an increase in long-term shareholder value, the Committee has adopted, subject to shareholder approval, the 1994 Stock Option Plan.

On April 13, 1994, the Company made grants of options to executive officers and other key employees of the Company, restricted as to exercise for three years. While grants have been made annually to a group of about 300 eligible managers, grants to the senior management of the Company are only made every few years. Grants to executive officers were last generally made in December, 1990. As a result, these grants, when made, are larger than if annual awards were made. The number of options that were granted to the executive officers during the past fiscal year are included in the table on page 22 of this Proxy Statement. These grants were made subject to shareholder approval of the 1994 Stock Option Plan.

The Committee believes it is in the best interests of the Company and its shareholders that Dr. O'Reilly continue to serve as Chief Executive Officer beyond the December 31, 1994 termination date set forth in his 1990 employment contract. To express the Committee's confidence in his stewardship and in expectation of his continued leadership of the Company, Dr. O'Reilly was granted 750,000 options at the market price on April 13, 1994. This grant was determined to be proper and reasonable in view of the number of options previously granted to Dr. O'Reilly. To encourage Dr. O'Reilly to remain with the Company, these options are restricted as to exercise for a period of three years from the end of Dr. O'Reilly's current contract. Dr. O'Reilly's last stock option grant was in March, 1990 when he signed his employment agreement.

Policy on Deductibility of Compensation Under Section 162(m)

Recently enacted Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to the Company's executive officers named in the Summary Compensation Table on page 21, unless certain requirements are met. The Committee has carefully considered the impact of this new tax code provision. At this time, the Committee intends to take such action as may be required to preserve the Company's tax deduction with respect to compensation paid the executive officers subject to the deduction limit. The Company's new Incentive Compensation Plan and the 1994 Stock Option Plan are designed to qualify future payments for tax deductibility.

Conclusion

The Committee believes these executive compensation policies and programs effectively serve the interests of shareholders and the Company and are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success.

HERMAN J. SCHMIDT (Chairman)                 RICHARD M. CYERT
WILLIAM P. SNYDER III                        SAMUEL C. JOHNSON
ELEANOR B. SHELDON                           DONALD R. KEOUGH

Compensation Committee Interlocks and Insider Participation

Messrs. Schmidt, Snyder, Cyert, S.C. Johnson, Keough and Ms. Sheldon as well as Mr. Lippert (who resigned from the Committee effective April 12, 1994) served as members of the Management Development and Compensation Committee during fiscal year 1994. Mr. Lippert served until January 1991 as Chairman of the Board of Directors of Weight Watchers International, Inc., a wholly-owned subsidiary of the Company. Mr. Lippert presently acts as a consultant to Weight Watchers International, Inc. Mr. Lippert also serves as a Director of Olivine Industries, an affiliate of the Company located in Zimbabwe.

Performance Graph--Five Years (1989-1994)

The following graph compares the cumulative total shareholder return on the Company's Common Stock over the five preceding fiscal years with the cumulative total shareholder return on the Standard & Poor's Foods Group Index and the return on the Standard & Poor's 500 Stock Index, assuming an investment of $100 in each of the above at their closing prices on May 3, 1989 and reinvestment of dividends.

                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG H. J. HEINZ COMPANY, S&P 500 INDEX AND S&P FOODS INDEX

    Measurement period      H. J. Heinz        S&P 500        S&P Foods
  (Fiscal year Covered)       Company           Index           Index
  ---------------------       -------           -----           -----
Measurement PT -
5/3/89                         $100             $100             $100

FYE 1990                       $129             $112             $114
FYE 1991                       $159             $132             $153
FYE 1992                       $156             $147             $161
FYE 1993                       $159             $161             $169
FYE 1994                       $152             $170             $166


Performance Graph--15 Years (1979-1994)

The following graph compares the cumulative shareholder return on the Company's Common Stock over the 15 preceding fiscal years with the cumulative total shareholder return on the Standard & Poor's Foods Group Index and the return on the Standard & Poor's 500 Stock Index, assuming an investment of $100 in each of the above at their closing prices on May 2, 1979 and reinvestment of dividends. Dr. O'Reilly has served as Chief Executive Officer of the Company since July 1, 1979 (14 years and 10 months of the 15-year period) and served as President and Chief Operating Officer of the Company from June 1973 through June 30, 1979.


                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG H. J. HEINZ COMPANY, S&P 500 INDEX AND S&P FOODS INDEX

   Measurement period      H. J. Heinz        S&P 500         S&P Foods
 (Fiscal year Covered)       Company           Index            Index
 ---------------------       -------           -----            -----

Measurement PT -
5/2/79                        $  100            $100             $  100

FYE 1980                      $  100            $111             $  102
FYE 1981                      $  150            $146             $  135
FYE 1982                      $  189            $135             $  156
FYE 1983                      $  260            $194             $  212
FYE 1984                      $  313            $202             $  245

FYE 1985                      $  434            $230             $  321
FYE 1986                      $  782            $313             $  571
FYE 1987                      $  817            $387             $  705
FYE 1988                      $  820            $367             $  721
FYE 1989                      $1,018            $439             $1,015

FYE 1990                      $1,300            $489             $1,145
FYE 1991                      $1,598            $568             $1,530
FYE 1992                      $1,558            $629             $1,600
FYE 1993                      $1,573            $682             $1,670
FYE 1994                      $1,489            $716             $1,634

Additional Information
Transactions with Beneficial Shareholders

From time to time the Company and certain of its subsidiaries transact business with Mellon Bank, N.A. ("Mellon Bank"). Mellon Bank's holdings of the Company's Common Stock are shown under the heading "Security Ownership of Certain Beneficial Owners" on page 2 of this Proxy Statement. During the period from April 29, 1993 through June 30, 1994, the Company paid approximately $500,000 in interest to Mellon Bank on short-term borrowings. In addition, the Company incurred approximately $173,000 in commitment fees to Mellon Bank under unsecured lines of credit.

Director and Officer Securities Reports

The federal securities laws require the Company's Directors and Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended April 27, 1994, all the Company's Officers, Directors and greater-than-ten-percent beneficial owners made all required filings, except for Mr. George C. Greer, a Vice President of the Company, who filed a late report regarding a gift to his son.

Shareholder Proposals

Proposals of shareholders to be presented at the 1995 Annual Meeting of Shareholders must be received by the Secretary of the Company by April 7, 1995 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. It is anticipated that the 1995 Annual Meeting will be scheduled for Tuesday, September 12, 1995.

Proxy

The enclosed proxy includes all shares held in your name as of July 15, 1994, according to the Company's stockholder records, including the number of full shares, if any, that were purchased for you through Mellon Bank, N.A. pursuant to the Company's Automatic Dividend Reinvestment Service for Shareholders.

Annual Report

The Annual Report to Shareholders covering the Company's fiscal year ended April 27, 1994 was first mailed to shareholders on July 25, 1994. The Annual Report does not form any part of the material for the solicitation of proxies.

Benjamin E. Thomas, Jr.
Secretary

Dated: August 5, 1994

                                                                      APPENDIX A

                   H. J. Heinz Company 1994 Stock Option Plan

1. Definitions

The terms defined in this Section 1 shall, for all purposes of this Plan, have the meanings herein specified:

 (a) "Board of Directors" shall mean not less than a quorum of the whole Board of Directors of the Company.

 (b) "Change in Control" shall mean the events described in Section 8(C)(1) hereof.

 (c) "Committee" shall mean the Management Development and Compensation Committee of the Board of Directors described in Section 4 hereof.

 (d) "Common Stock" shall mean the Company's presently authorized Common Stock, par value $.25 per share, except as this definition may be modified as provided in Section 11 hereof.

 (e) "Company" shall mean H. J. Heinz Company, a Pennsylvania corporation.

 (f) "Employee" or "Employees" shall mean key persons (including directors and officers) employed by the Company, or a Subsidiary thereof, on a full-time basis and who are compensated for such employment by a regular salary.

 (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

 (h) "Fair Market Value" shall, except as provided in Section 8, mean the closing sale price of the Common Stock on the New York Stock Exchange-- Composite Tape on the date a Stock Option is granted or Limited Stock Appreciation Rights are exercised (or for purposes of determining the value of shares of Common Stock used in payment of the Option Price as provided in
 Section 9(C)(4) the date of exercise) or, if there are no sales on such dates, on the next following day on which there are sales.

 (i) "Incentive Option" shall mean a Stock Option which is an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

 (j) "Limited Stock Appreciation Rights" shall mean the right to receive cash with respect to shares of Common Stock subject to a Stock Option in lieu of exercising such Stock Option as described in Section 8 hereof.

 (k) "Non-Statutory Option" shall mean a Stock Option which does not qualify as an Incentive Option as defined above.

 (l) "Option" shall mean a Stock Option or Limited Stock Appreciation Right granted by the Company pursuant to the Plan.

 (m) "Optionee" shall mean a person who accepts an Option granted under the Plan.

 (n) "Option Price" shall mean the price to be paid for the shares of Common Stock being purchased pursuant to a Stock Option Agreement.

 (o) "Option Period" shall mean the period from the date of grant of an Option to the date after which such Option may no longer be exercised. Nothing in this Plan shall be construed to extend the termination date of the Option Period beyond the date set forth in the Stock Option Agreement. No Option shall be exercisable after the expiration of ten years from the date the Option is granted.

 (p) "Plan" shall mean the H. J. Heinz Company 1994 Stock Option Plan.

 (q) "Stock Option" shall mean an Incentive Option or a Non-Statutory Option granted by the Company pursuant to the Plan to purchase shares of Common Stock.

 (r) "Stock Option Agreement" shall mean the written agreement between the Company and Optionee confirming the Option and setting forth the terms and conditions upon which it may be exercised.

 (s) "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly through Subsidiaries, at least 50% of the total combined voting power of all classes of stock.

 (t) "Successor" shall have the meaning set forth in Section 9(D)(4) hereof.

2. Purposes

The purposes of the Plan are to promote the growth and profitability of the Company by enabling it to attract and retain the best available personnel for positions of substantial responsibility, to provide key Employees with an opportunity for investment in the Company's Common Stock and to give them an additional incentive to increase their efforts on behalf of the Company and its Subsidiaries.

3. Effective Date and Termination

The effective date of the Plan* is April 13, 1994. No Stock Options or Limited Stock Appreciation Rights may be granted under the Plan after April 12, 2004.

4. Administration

The Plan shall be administered by a Management Development and Compensation Committee of not less than three directors of the Company ("Committee") appointed by the Board of Directors. No person shall be eligible or continue to serve as a member of such Committee unless such person is a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Exchange Act, or any law, rule, regulation or other provision that may hereafter replace such rule ("Rule 16b-3") and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). No person shall be eligible for the grant of an Option under this Plan while serving as a member of such Committee. Members of the Committee shall serve at the pleasure of the Board of Directors. Vacancies occurring in the membership of the Committee shall be filled by appointment by the Board of Directors. No member of the Committee, while serving as such, shall be eligible to receive any Option hereunder, although membership on the Committee shall not affect or impair

- --------
*Subject to shareholder approval.

any such member's rights under any Option granted to him at a time when he was not a member of the Committee.

The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum thereof and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee.

5. Eligibility

Subject to the provisions of the Plan, the Committee shall determine and designate from time to time those key Employees of the Company or its Subsidiaries to whom Options are to be granted and the number of shares of Common Stock covered by such grants. In determining the eligibility of an Employee to receive an Option, as well as in determining the number of shares covered by such Option, the Committee shall consider the position and responsibilities of the Employee being considered, the nature and value to the Company or a Subsidiary of his services and accomplishments, his present and potential contribution to the success of the Company or its Subsidiaries and such other factors as the Committee may deem relevant.

No Option may be granted to an individual who, immediately after such grant, "owns" (as defined in Sections 422 and 424 of the Internal Revenue Code of 1986, as amended) stock possessing more than 10% of the total combined voting power or value of all classes of stock of the corporation then employing such individual or of a parent or subsidiary corporation of such employer corporation.

More than one Option may be granted to an individual. The maximum number of shares, however, which may be granted under this Plan to any individual as Options shall not exceed 10% of the maximum number of shares available under the Plan, subject to adjustment in accordance with Section 11 hereof.

The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Options granted after 1986 are exercisable for the first time during any calendar year by an Employee under all plans of the Company and its Subsidiaries shall not exceed the greater of $100,000 or such sum as may from time to time be permitted under
Section 422 of the Internal Revenue Code of 1986, as amended.

6. Number of Shares Available

Subject to adjustment as provided in Section 11 hereof, the aggregate number of shares of Common Stock that may be granted as Options is 12,000,000. The Common Stock to be offered under the Plan may be either authorized and unissued shares or issued shares reacquired by the Company and presently or hereafter held as treasury shares. The Board of Directors has reserved for the purposes of the Plan a total of 12,000,000 of the authorized but unissued shares of Common Stock, subject to adjustment in accordance with Section 11 hereof. If any shares as to which an Option granted under the Plan shall remain unexercised at the expiration thereof or shall be terminated unexercised, such shares may be available for further grants under the Plan. To the extent that a Limited Stock Appreciation Right granted in conjunction with a Stock Option is exercised, such Stock Option shall be deemed to have been exercised and the shares of Common Stock which otherwise would have been issued upon the exercise of such Stock Option shall not be subject to the grant of any further Options.

7. Types of Stock Options

The Committee shall have full and complete authority, in its discretion, subject to the provisions of the Plan, to grant Stock Options containing such terms and conditions as shall be requisite, in the judgment of the Committee, to constitute both Incentive Options and Non-Statutory Options. Non-Statutory Options shall be identified as such in the Stock Option Agreement. The Committee may include Limited Stock Appreciation Rights (as provided by Section 8 hereof) in connection with a Stock Option, either at the time of grant or, in the case of a Non-Statutory Option, at a later date.

8. Limited Stock Appreciation Rights and Acceleration of the Exercise Date of Stock Options following Change in Control

(A) Limited Stock Appreciation Rights may be granted in connection with all or part of a Stock Option granted under this Plan, either at the time of grant of such Stock Option or, in the case of a Non-Statutory Option, at any time thereafter during the term of the Stock Option.

(B) Limited Stock Appreciation Rights shall entitle the holder of a Stock Option in connection with which such Limited Stock Appreciation Rights are granted, upon exercise of the Limited Stock Appreciation Rights, to surrender the Stock Option, or any applicable portion thereof, to the extent unexercised, and to receive an amount of cash determined pursuant to subparagraph (3) of paragraph (C) of this Section 8. Such Stock Option, shall, to the extent so surrendered, thereupon cease to be exercisable.

(C) Limited Stock Appreciation Rights shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent with the Plan as shall from time to time be approved by the Committee.

 (1) Limited Stock Appreciation Rights shall be exercisable, subject to subparagraph (2) of this paragraph (C), for a period of 60 days beginning on the date of occurrence of any of the events set forth in clauses (a), (b) and
 (c) of this subparagraph (1) (the occurrence of any such event shall for purposes of this Plan be considered to be a "Change in Control");

  (a) the date the Company acquires knowledge of the filing under the Exchange Act of a statement on Schedule 13D, or any amendment thereto, relating to a transaction or series of transactions in which any person or group deemed a person under Section 13(d)(3) of the Exchange Act shall have become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Company entitling the person or group to 20% or more of all votes (without consideration of the rights of any class of stock to elect Directors by a separate class vote) to which all shareholders of the Company would be entitled in the election of Directors were an election held on such date; provided, that any shares held by a person or group who filed or who would have been obligated to file a Schedule 13D or 13G with respect to beneficial ownership of securities of the Company prior to January 1, 1994, any affiliate or associate as of January 1, 1994 of any such person, any beneficiary of any trust or estate included in any such person or group, any member of the family of any such person, any trust or estate (including the trustees or executors thereof) established by or for the benefit of any such person, or any charitable foundation, whether a trust or a corporation (including the trustees and directors thereof) established by or for the benefit of any such person (in each case, an "Existing Shareholder"), and any shares held by any employee stock ownership plan sponsored by the Company, shall be excluded from the shares held by any person or group for purposes of determining whether the foregoing 20% threshold for securities ownership has been reached by such person or group; and provided further that, notwithstanding the foregoing, the securities beneficially owned by any Existing Shareholder shall not be so excluded from the securities beneficially owned by any person or group if (x) such person or group includes any person who is not an Existing Shareholder and (y) such person or group has beneficial ownership of securities of the Company having 20% or more of all votes in the election of directors (without consideration of the rights of any class of stock to elect Directors by a separate class vote);

  (b) the date on which there is a failure of individuals who were members of the Board of Directors as of April 13, 1994 to constitute at least a majority of the Board of Directors, unless the election (or the nomination for election by the shareholders) of each new director was approved by a vote of at least two-thirds of the total of such individuals then still in office and such other directors as may previously have been elected or nominated pursuant to such a two-thirds vote; or

  (c) the date of approval by the shareholders of the Company of an agreement (a "reorganization agreement") providing for (i) the merger or consolidation of the Company with another corporation in which the Company is not the surviving corporation, or pursuant to which its common stock is converted, other than a merger where the shareholders of the Company immediately prior to the merger or consolidation beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect Directors by a separate class vote) to which all shareholders of such corporation would be entitled in the election of Directors or where the members of the Board of Directors of the Company immediately prior to the merger or consolidation constitute, immediately after the merger or consolidation, a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation, or (ii) the sale or other disposition or liquidation of all or substantially all of the assets of the Company; provided, however that notwithstanding anything to the contrary in this Plan, no transaction or series of transactions shall constitute a "Change in Control" as to the holder of any Stock Option if such transaction or series of transactions required such holder to be identified in any United States securities law filing as a person or a member of any group acquiring, holding or disposing of beneficial ownership of the Company's securities and effecting a "Change in Control" as defined herein.

 (2) Limited Stock Appreciation Rights shall in no event be exercisable unless and until the holder of the Limited Stock Appreciation Rights shall have completed at least six months of continuous service with the Company or a Subsidiary, or both, immediately following the date upon which the Limited Stock Appreciation Rights shall have been granted and shall be exercisable only at such time or times and to the extent that the related Stock Option is exercisable.

 (3) Upon exercise of Limited Stock Appreciation Rights, the holder thereof shall be entitled to receive an amount of cash in respect of each share of Common Stock subject to the related Stock Option equal to the excess of the fair market value of such share over the Option Price of such related Stock Option, and for this purpose fair market value shall mean the highest last sale price of the Common Stock on the New York Stock Exchange during the period beginning on the 90th day prior to the date on which the Limited Stock Appreciation Rights are exercised and ending on such date, except that (a) in the event of the acquisition by any person or group of beneficial ownership of securities of the Company entitling the person or group to 20% or more of all votes to which all shareholders of the Company would be entitled in the election of Directors (without consideration of the rights of any class of stock to elect Directors by a separate class vote), fair market value shall mean the greater of such last sale price or the highest price per share paid for Common Stock shown on the Statement on Schedule 13D, or any amendment thereto, filed by the person or group becoming a 20% beneficial owner and (b) in the event of approval by shareholders of the Company of a reorganization agreement, fair market value shall mean the greater of such last sale price or the fixed or formula price specified in the reorganization agreement if such price is determinable as of the date of exercise of the Limited Stock Appreciation Rights. Any securities or property which are part or all of the consideration paid for Common Stock in a tender offer or exchange offer or under an approved reorganization agreement shall be valued at the higher of (a) the valuation placed on such securities or property by the person making the tender offer or exchange offer or by the corporation other than the Company issuing securities or property in the merger or consolidation or to whom the Company is selling or otherwise disposing of all or substantially all the assets of the Company and (b) the valuation placed on such securities or property by the Committee.

(D) All Options shall become exercisable upon the occurrence of any of the events specified in subparagraph (1) of paragraph (C) of this Section 8 whether or not such Options are then exercisable under the provisions of the applicable agreements relating thereto.

(E) To the extent that Limited Stock Appreciation Rights shall be exercised, the Stock Option in connection with which such Limited Stock Appreciation Rights shall have been granted shall be deemed to have been exercised. To the extent that the Stock Option in connection with which Limited Stock Appreciation Rights shall have been granted shall be exercised, the Limited Stock Appreciation Rights granted in connection with such Option shall be cancelled.

9. Terms of Options

The grant of each Option shall be confirmed by a Stock Option Agreement (in the form prescribed by the Committee) which shall be executed at Pittsburgh, Pennsylvania, by the Company and the Optionee as promptly as practicable after such grant. The Stock Option Agreement shall expressly state or incorporate by reference the provisions of this Plan.

 A. Option Price

 Subject to adjustment as provided in Section 11 hereof, the Committee at the time a Stock Option is granted shall determine the Option Price which shall be not less than 100% of the Fair Market Value of the Company's Common Stock on the date of grant.


 B. Option Periods

 The term of each Option granted under this Plan shall be for such period as the Committee shall determine, but not more than ten years from the date of grant thereof, subject to earlier termination as hereinafter provided in paragraph D of this Section 9.

 C. Exercise of Options

 Each Option granted under this Plan may be exercised to the extent exercisable, in whole or in part at any time during the Option Period, for such number of shares as shall be prescribed by the provisions of the Stock Option Agreement evidencing such Option, provided that:

  (1) An Option may be exercised (a) during the continuance of the Optionee's employment by the Company or a Subsidiary in accordance with the provisions of paragraph E of this Section 9, or (b) after termination of the Optionee's employment by the Company or a Subsidiary in accordance with the provisions of paragraph D of this Section 9.

  (2) Limited Stock Appreciation Rights may not be exercised prior to six months immediately following the date upon which such Limited Stock Appreciation Rights are granted.

  (3) An Option may be exercised by the Optionee or a Successor only by written notice (in the form prescribed by the Committee) to the Company specifying the number of shares to be purchased.

  (4) The aggregate Option Price of the shares as to which a Stock Option may be exercised shall be, in the discretion of the Committee, (a) paid in U.S. funds by any one or any combination of the following: cash, (including check, draft or wire transfer made payable to the order of the Company), or delivery of Common Stock certificates endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange evidencing shares of Common Stock which have been held for more than one year, whose value shall be deemed to be the Fair Market Value on the date of exercise of such Common Stock, or
  (b) paid on a deferred basis, and upon such terms and conditions, including provision for securing the payment of the same, as the Committee, in its discretion, shall provide, or (c) deemed to be paid in full provided the notice of the exercise of a Stock Option is accompanied by a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the Option Price. Payment of the Option Price with certificates evidencing shares of Common Stock as provided above shall not increase the number of shares available for the grant of Options under the Plan.

 As soon as practicable after receipt by the Company of notice of exercise and of payment in full of the Option Price of the shares with respect to which a Stock Option has been exercised, a certificate or certificates representing such shares shall be registered in the name or names of the Optionee or his Successor and shall be delivered to the Optionee or his Successor at Pittsburgh, Pennsylvania. If any part of the Option Price is paid on a deferred basis, the shares for which payment has been deferred shall be registered in the name of the Optionee or his Successor but the certificate or certificates representing such shares shall not be delivered to the Optionee or his Successor until the Option Price for such shares has been paid in full.

 D. Termination of Employment

 The effect of termination of an Optionee's employment with the Company or a Subsidiary shall be as follows:

  (1) Involuntary Termination. If the employment of an Optionee is terminated involuntarily without cause, (for the purpose of this Plan "cause" shall mean an act of dishonesty, moral turpitude or an intentional or gross negligent act detrimental to the best interests of the Company or a Subsidiary) by the Company or a Subsidiary, any outstanding Options held by such Optionee may be exercised at any time prior to the expiration date of such Options or within three months after the date of such involuntary termination, whichever is the shorter period; provided, however, that such Options were exercisable on the date of such termination under the provisions of the applicable agreements relating thereto, or the Committee specifically waives the restrictions relating to exercisability, if any, contained in such agreements.

  (2) Disability Termination. If the employment of an Optionee is terminated by the Company or a Subsidiary because, in the opinion of the Committee, the Optionee has become physically incapacitated, any outstanding Options held by such Optionee may be exercised at any time prior to the expiration date of such Options; whether or not such Options were exercisable on the date of such termination under the provisions of the applicable agreements relating thereto. For the purposes of this Plan the question whether the termination of employment shall be considered a disability termination caused by physical incapacity shall be determined in each case by the Committee and such determination by the Committee shall be final.

  (3) Retirement. If an Optionee's employment terminates as the result of retirement of the Optionee under any retirement plan of the Company or a Subsidiary, he may exercise any outstanding Option at any time prior to the expiration date of the Option; provided, however, that such Options were exercisable on the date of such termination under the provisions of the applicable agreements relating thereto, or the Committee specifically waives the restrictions relating to exercisability, if any, contained in such agreements.

  (4) Death. (a) If an Optionee shall die, the Optionee's Options may be exercised by the person or persons entitled to do so under a beneficiary designation in accordance with paragraph E of this Section 9 or, if none, under the Optionee's will or, if the Optionee shall have failed to designate a beneficiary or make testamentary disposition of such Options or shall have died intestate, by the Optionee's legal representative or representatives (such person, persons, representative or representatives are referred to herein as the "Successor" of an Optionee).

  (b) If an Optionee shall die while the Optionee is an Employee, the Successor may exercise the Optionee's Options at any time prior to the expiration date of such Options; whether or not such Options were exercisable on the date of the Optionee's death under the provisions of the applicable agreements relating thereto.

  (c) If the Optionee shall die within three months after the involuntary termination without cause of the Optionee's employment, the Optionee's Options may be exercised by the Successor at any time prior to the expiration date of such Options or within one year of the date of the Optionee's death, whichever is the shorter period, provided, however, that such Options were exercisable on the date of the Optionee's termination of employment under the provisions of the applicable agreements relating thereto or the Committee specifically waives the restrictions relating to exercisability, if any, contained in such agreements.

  (5) Other Termination. If the employment of an Optionee shall terminate for any reason other than as set forth in subparagraphs (1), (2), (3) or (4) above, his rights under any then outstanding Options shall terminate at the time of such termination of employment; provided, however, the Committee may, in its sole discretion, take such action as it considers appropriate to waive such automatic termination and/or the restrictions, if any, contained in the applicable agreements relating thereto.

  (6) Extension of Option Exercise Periods. Notwithstanding the Option termination provisions set forth above, at the request of an Optionee or his Successor, but in the Committee's sole discretion, the Committee may at any time prior to the termination of an Option, extend the period during which the Option may be exercised following the termination of an Optionee's employment for any period up to the remaining Option Period for the Option.

 E. Non-Transferability

 Unless otherwise designated by the Committee to the contrary, each Option granted under the Plan shall by its terms be non-transferable by the Optionee (except by will or the laws of descent and distribution), and each Option shall be exercisable during the Optionee's lifetime only by the Optionee, his or her guardian or legal representative or by such other means as the Committee may approve from time to time that is not inconsistent with or contrary to the provisions of either Section 16(b) of the Exchange Act or Rule 16b-3, as either may be amended from time to time, or any law, rule, regulation or other provision that may hereafter replace such Rule. An optionee may also designate a beneficiary to exercise his or her Options after the Optionee's death. The Committee may amend outstanding Options to provide for transfer, without payment of consideration, to immediate family members of the Optionee or to trusts or partnerships for such family members. Any Limited Stock Appreciation Right issued in conjunction with an Incentive Option is transferable only when such Option is transferable and under the same conditions.

 F. Other Terms

 Options granted pursuant to the Plan shall contain such other terms, provisions and conditions (which need not be identical) not inconsistent herewith as shall be determined by the Committee.

10. Listing and Registration of Shares

If at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of any of the shares subject to Options under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the purchase or issue of shares thereunder, no outstanding Options, the exercise of which would result in the purchase or issuance of shares, may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. The Board of Directors may require any person exercising an Option to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable law and shall have the authority to cause the Company at its expense to take any action related to the Plan which may be required in connection with such listing, registration, qualification, consent or approval.

11. Adjustments

In the event that a dividend shall be declared upon the Common Stock payable in shares (other than treasury shares) of Common Stock, the number of shares of Common Stock then subject to any Option outstanding under the Plan and the number of shares reserved for the grant of Options pursuant to the Plan but not yet subject to an Option shall be adjusted by adding to each such share the number of shares which would be distributable in respect thereof if such shares had been outstanding on the date fixed for determining the shareholders of the Company entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any such Option and for each share of Common Stock reserved for the grant of Options pursuant to the Plan but not yet subject to an Option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall have been so changed or for which each such share shall have been exchanged. In the event there shall be any change, other than as specified above in this Section 11, in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then if the Board of Directors shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for the grant of Options pursuant to the Plan but not yet subject to an Option and of the shares then subject to an Option or Options, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes of the Plan and of each Option outstanding thereunder. In the case of any such substitution or adjustment as provided for in this Section 11, the Option Price for each share of stock or other security which shall have been substituted for each share of Common Stock covered by an outstanding Option shall be adjusted appropriately to reflect such substitution or adjustment. No adjustment or substitution provided for in this Section 11 shall require the Company to sell a fractional share of Common Stock, and the total substitution or adjustment with respect to each outstanding Option shall be limited accordingly.

Upon any adjustment made pursuant to this Section 11 the Company will, upon request, deliver to the Optionee or to his Successors a certificate of its Secretary setting forth the Option Price thereafter in effect and the number and kind of shares or other securities thereafter purchasable on the exercise of such Option.

12. Withholding Taxes

The Company unilaterally or by arrangement with the Optionee shall make appropriate provision for satisfaction of withholding taxes in the case of any grant, award, exercise or other transaction which gives rise to a withholding requirement. An Optionee or other person receiving shares issued upon exercise of a Non-Statutory Option shall be required to pay the Company or any subsidiary in cash the amount of any taxes which the Company or subsidiary is required to withhold.

Notwithstanding the preceding sentence and subject to such rules as the Committee may adopt, Optionees who are subject to Section 16(b) of the Exchange Act, and, if determined by the Committee, other Optionees, may satisfy the obligation, in whole or in part, by election on or before the date that the amount of tax required to be withheld is determined, to have the number of shares received upon exercise of the Non-Statutory Option reduced by a number of shares having a fair market value equal to the amount of the required withholding to be so satisfied or to surrender to the Company previously held shares of Common Stock having an equivalent fair market value.

13. Interpretation, Amendments and Termination

All actions taken by the Board of Directors pursuant to this Section 13 shall be taken only in accordance with the recommendation of the Committee. The Board of Directors may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. In the event of any dispute or disagreement as to the interpretation of this Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Board of Directors shall be final and binding upon all persons. The Board of Directors may amend this Plan as it shall deem advisable, except that the Board of Directors may not, without further approval of the shareholders of the Company, (a) increase the total number of shares of Common Stock which may be granted under the Plan, (b) change the manner of determining the Option Price set forth in Section 9A hereof, (c) permit any Option to be exercised more than ten years after the date it was granted or increase the number of shares that may be received by any one individual pursuant to Section 5 hereof, (d) amend any provision of this Section 13 or (e) withdraw the administration of the Plan from a committee of directors meeting the requirements of Section 4 hereof. The Board of Directors may, in its discretion, terminate this Plan at any time. Termination of the Plan shall not affect the rights of Optionees or their Successors under any Options outstanding and not exercised in full on the date of termination.

Subject to the foregoing and the requirements of Section 162(m), the Board of Directors may without further action on the part of the shareholders of the Company or the consent of participants, amend the Plan, (a) to permit or facilitate qualification of Options thereafter granted under the Plan as Incentive Options, and (b) to preserve the employer deduction under Section 162(m).

14. Foreign Jurisdictions

The Committee may, from time to time, adopt, amend, and terminate under the Plan, such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of laws of any foreign jurisdiction, to key employees of the Company who are subject to such laws and who receive grants under the Plan.

15. Compliance with Rule 16b-3 and Section 162(m)

With respect to employees subject to Section 16(b) of the Exchange Act or
Section 162(m), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 and avoid loss of the deduction referred to in paragraph (1) of Section 162(m). Anything in the Plan or elsewhere to the contrary notwithstanding, to the extent any provision of the Plan or action by the Committee fails to so comply or avoid the loss of such deduction, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee concerned with matters relating to employees subject to Section 16(b) of the Exchange Act and Section 162(m) respectively.

16. Notices

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Secretary of the Company or mailed to its principal office, Post Office Box 57, Pittsburgh, Pennsylvania 15230, addressed to the attention of the Secretary; and if to the Optionee, shall be delivered personally or mailed to the Optionee at the address appearing in the payroll records of the Company or a Subsidiary. Such addresses may be changed at any time by written notice to the other party.

                                                                      APPENDIX B

                H. J. Heinz Company Incentive Compensation Plan


Article 1. Establishment and Purpose

  1.1 Establishment of the Plan. H.J. Heinz Company (the "Company"), hereby establishes an annual incentive compensation plan to be known as the "H. J. Heinz Company Incentive Compensation Plan" (the "Plan"). The Plan permits the awarding of annual cash incentive awards to certain salaried employees of the Company, its subsidiaries, and affiliates based on the achievement of preestablished performance goals.

  An award period under the Plan shall be the fiscal year of the Company; provided, however, that the Committee (as defined in Section 2.1) may establish any shorter or longer period as it deems appropriate under the circumstances (hereinafter, an "Award Period").

  The effective date of the Plan* is April 28, 1994 (the "Effective Date"). The Plan shall remain in effect until terminated by the Board of Directors of the Company (the "Board").

  1.2 Purpose. The primary purposes of the Plan are to motivate Participants toward achieving annual goals that are within business unit and/or individual control; encourage teamwork in various segments of the Company; and reward performance with pay that varies in relation to the achievement of preestablished goals. The Plan is intended to apply to salaried employees of the Company, its subsidiaries, and affiliates in the United States and throughout the world, as determined and selected by the Committee.

Article 2. Administration

  2.1 The Committee. The Plan shall be administered by the Management Development and Compensation Committee of the Board or any other successor Committee appointed by the Board (the "Committee"). The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board.

  2.2 Authority of the Committee. Except as limited by law or by the Company's Articles of Incorporation or Bylaws, and subject to the provisions herein, the Committee shall have authority to select Participants (as defined in Section 3.2) in the Plan; determine the size and types of awards; determine the terms and conditions of earning awards; interpret the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and, subject to Articles 7 and 10, amend the terms and conditions of the Plan, including outstanding Award Opportunities (as defined in Section 4.1). Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate any of its authority granted under the Plan to such other person or entity it deems appropriate, including, but not limited to, senior management of the Company.

  2.3 Guidelines. Subject to the provisions herein, the Committee may adopt written guidelines for the implementation and administration of the Plan.

  2.4 Decisions Binding. All determinations and decisions of the Committee arising under the Plan shall be final, binding, and conclusive upon all parties.

Article 3. Eligibility and Participation

  3.1 Eligibility. Full-time, salaried employees of the Company, its subsidiaries, and affiliates shall be eligible to be selected to participate in the Plan in any Award Period.

  3.2 Participation. No later than the earlier of ninety (90) days after the commencement of the applicable Award Period or the completion of twenty-five percent (25%) of such Award Period, the
- --------
* Subject to shareholder approval.

Committee shall, in its discretion, determine the eligible employees who shall participate in the Plan (collectively, the "Participants") during such Award Period.

  3.3 Partial Award Period Participation. Except as provided in Article 7 herein, an employee who becomes eligible after the beginning of an Award Period may participate in the Plan for that Award Period. Such situations may include, but are not limited to, (a) new hires; (b) promotions from a position which did not previously meet the eligibility criteria; or (c) transfers from an affiliate which does not participate in the Plan. Notwithstanding the foregoing, an employee must have been eligible to participate in the Plan for at least three (3) months during the applicable Award Period to receive an award under the Plan.

  The Committee, in its sole discretion, retains the right to prohibit or allow participation in the initial Award Period of eligibility for any of the aforementioned employees.

  3.4 No Right to Participate. No Participant or other employee shall, at any time, have a right to be selected for participation in the Plan for any Award Period, despite having previously participated in the Plan.

Article 4. Award Determination

  4.1 Performance Measures and Performance Goals. Subject to Article 7 herein, prior to the beginning of each Award Period, or as soon as practicable thereafter the Committee shall select performance measures and shall establish performance goals for that Award Period. Such performance measures need not be the same for all Participants.

  Participants shall be grouped into categories ("Participant Categories"), as determined by the Committee based on level of responsibility. With respect to each Participant Category, the Committee shall establish ranges of performance goals which correspond to various levels of incentive award payment amounts ("Award Opportunities") for the Award Period. Each range of performance goals shall include a level of performance at which one hundred percent (100%) of the targeted incentive award ("Target Incentive Award") may be earned. In addition, each range of performance goals shall include levels of performance above and below the one hundred percent (100%) performance level.

  After the performance goals are established, the Committee will align the achievement of the performance goals with Award Opportunities (as described in Section 4.2 herein), such that the level of achievement of the preestablished performance goals at the end of the Award Period will determine the actual annual award amount ("Final Awards"). Except as provided in Article 7 herein, the Committee shall have the authority to exercise subjective discretion in the determination of Final Awards with respect to any or all Participants, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

  4.2 Award Opportunities. Prior to the beginning of each Award Period or as soon as practicable thereafter, the Committee shall establish, in writing, Award Opportunities which correspond to various levels of achievement of the preestablished performance goals. The established Award Opportunities shall vary in relation to the Participant Categories and may vary among affiliates and business units of the Company. Except as provided in Article 7 herein, in the event a Participant changes Participant Categories during an Award Period, the Participant's Award Opportunity may be adjusted to reflect the amount of time in each Participant Category during the Award Period.

  4.3 Adjustment of Performance Goals and Award Opportunities. Once established, performance goals normally may not be changed during the Award Period. However, except as provided in Article 7 herein, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the

Committee may approve appropriate adjustments to the performance goals (either upward or downward) during the Award Period as such goals apply to the Award Opportunities of specified Participants.

  Notwithstanding any other provision of the Plan, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code
Section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the Award Opportunities and/or the performance measures or performance goals related to the then-current Award Period as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that subject to Article 7 herein, any such adjustment shall not be made with respect to Named Executive Officers (as defined in Article 7) if it would eliminate the ability of Award Opportunities held by Named Executive Officers to qualify for the "performance-based" exemption under Section 162(m) of the Internal Revenue Code (the "Code").

  4.4 Final Award Determinations. At the end of each Award Period, Final Awards shall be computed for each Participant as determined by the Committee. Subject to Article 7 herein, Final Awards may vary above or below the Target Incentive Award, based on the level of achievement of the preestablished Company-wide, business unit or affiliate, and/or individual performance goals, as applicable. In addition, except as provided in Article 7 herein, the Committee shall have the authority to reduce or eliminate Final Award determinations of any or all Participants, based upon any objective or subjective criteria it deems appropriate.

  4.5 Final Award Limit. The Committee may establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by Participant Category, or among individual Participants) in each Award Period. The guidelines may be expressed as a percentage of Company-wide, business unit or affiliate goals or financial measures, or such other measures as the Committee shall determine; provided, however, that the maximum payout with respect to a Final Award payable to any one Participant in connection with performance in any one (1) Award Period shall be four million dollars ($4,000,000).

  Notwithstanding the foregoing, the aggregate of all payments of Final Awards under the Plan for any Award Period shall not exceed, for each such Award Period, the sum of (a) three percent (3%) of the net income of the Company and its consolidated subsidiaries, before taxes and before giving effects to extraordinary items, before taxes on income and before deductions for minority interests and the amounts of payments of Final Awards under the Plan ("Consolidated Pre-tax Net Income") and (b) five percent (5%) of Consolidated Pre-tax Net Income in excess of a twelve percent (12%) return on "Shareholders' Equity" in the Company. For purposes of this Plan, "Shareholders' Equity" is the consolidated capital and surplus of the Company and its consolidated subsidiaries at the beginning of the Award Period to which the Final Award payments relate.

  4.6 Threshold Levels of Performance. The Committee may establish minimum levels of performance goal achievement, below which no payouts of Final Awards shall be made to any Participant.

Article 5. Payment of Final Awards

  5.1 Form and Timing of Payment. Subject to the terms and conditions as established by the Committee prior to the payment of Final Awards, Participants shall have the election to choose from among the following three (3) methods of payment of Final Awards under the Plan:

  (a) Receive payment in cash as soon as practicable following the determination of the Final Award;

  (b) Defer receipt of payment into the H. J. Heinz Company Executive Deferred Compensation Plan (the "Deferred Compensation Plan"), provided that the Participant is eligible and selected to participate in the Deferred Compensation Plan during the applicable Award Period; or

  (c) Defer receipt of payment into a tax-qualified retirement savings plan sponsored by the Company (as applicable, the "Savings Plan"); provided, however, that the Participant must be eligible to make deferrals under the Savings Plan, and provided further that the administrator of the Savings Plan may place such terms, conditions, or restrictions on any election made under this Section 5.1(c) as it deems appropriate, including, but not limited to, additional restrictions on or requirements for eligibility to make such deferrals.

  In its discretion, the Committee may establish terms and conditions which permit each Participant to divide the total amount of his/her Final Award in any Award Period among two (2) or more of the methods of payment described in this Section 5.1.

  5.2 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Article 6. Termination of Employment

  6.1 Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant's employment is terminated by reason of death, disability, as determined in each case by the Committee or such other person designated pursuant to Section 2.2, or retirement, as defined in the Company's Employees Retirement and Savings Plan or under any other retirement plan of the Company or of a subsidiary of the Company, the Final Award determined in accordance with Article 4 herein shall be reduced to reflect participation prior to employment termination only. The reduced award shall be determined by multiplying said Final Award by a fraction; the numerator of which is the number of full months of employment in the Award Period through the date of employment termination, and the denominator of which is twelve (12). In the case of a Participant's disability, the employment termination shall be deemed to have occurred on the date all of the conditions of disability have been satisfied, as determined by the Committee.

  Notwithstanding any election made by a Participant pursuant to Section 5.1 herein, the Final Award thus determined shall be paid in cash at the same time as awards for active Participants are paid after the completion of the Award Period.

  6.2 Termination of Employment for Other Reasons. Except as provided in
Article 9 herein, in the event that a Participant's employment is terminated prior to completion of an Award Period for any reason other than death, disability, or retirement, all of the Participant's rights to a Final Award for such Award Period shall be forfeited. However, except in the event of an involuntary employment termination for "Cause," the Committee (or such other person designated pursuant to Section 2.2), in its sole discretion, may pay a prorated award for the portion of the Award Period that the Participant was employed by the Company, computed as determined by the Committee.

  For purposes of this Plan, "Cause" means (a) willful misconduct by a Participant that is materially detrimental to the Company; or (b) the conviction of a Participant for the commission of a felony or crime involving moral turpitude; provided, however, that if the Participant has entered into an employment agreement that defines "Cause," and is binding as of the date of employment termination, such definition shall apply. "Cause" under either (a) or (b) shall be determined in good faith by the Committee.

Article 7. Named Executive Officers

  7.1 Applicability of Article 7. The provisions of this Article 7 shall apply only to those executive officers whose compensation is required to be reported in the Company's proxy statement pursuant to Item 402(a)(3)(i) and (ii) of Regulation S-K under the general rules and regulations under the Securities Exchange Act of 1934, as amended ("Named Executive Officers"). In the event of any inconsistencies between this Article 7 and the other Plan provisions as they pertain to Named Executive Officers, the provisions of this Article 7 shall control.

  7.2 Establishment of Award Opportunities. Except as provided in Sections 7.8 or 7.9 herein, Award Opportunities for Named Executive Officers shall be established as a function of each Named Executive Officer's "Base Salary." No later than the earlier of ninety (90) days after the commencement of the applicable Award Period or the completion of twenty-five percent (25%) of such Award Period, the Committee shall establish, in writing, various levels of Final Awards which will be paid with respect to specified levels of attainment of the preestablished performance goals.

  For purposes of this Article 7, "Base Salary" shall mean, as to any specific Award Period, a Participant's regular annual salary rate as of the first day of the Award Period. Regular salary shall not be reduced by any salary reduction contributions made to any qualified retirement plan or other deferred compensation plans of the Company, but shall not include any payments under this Plan or any other bonuses, incentive pay, or special awards.

  7.3 No Partial Award Period Participation. A Named Executive Officer who becomes eligible after Award Opportunities have been established in an Award Period pursuant to Section 7.2 may first participate in the Plan in the succeeding Award Period.

  7.4 Components of Award Opportunities. Each Named Executive Officer's Award Opportunity shall be based on: (a) the Named Executive Officer's Target Incentive Award; (b) the potential Final Awards corresponding to various levels of achievement of the preestablished performance goals, as established by the Committee; and (c) World Headquarters, business unit or affiliate performance, as applicable, in relation to the preestablished performance goals.

  Except as provided in Section 7.8 or 7.9 herein, performance measures which may serve as determinants of Named Executive Officers' Award Opportunities shall be limited to the following measures:

  (a)Earnings per share;

  (b)Return on assets;

  (c)Return on equity;

  (d)Return on capital;

  (e)Net profit after taxes;

  (f)Net profit before taxes; and

  (g)Economic value added.

  7.5 No Mid-Year Change in Award Opportunities. Except as provided in Section
7.8 or 7.9 herein, each Named Executive Officer's Final Award shall be based exclusively on the Award Opportunity levels established by the Committee pursuant to Section 7.2.

  7.6 Performance Goals. Except as provided in Section 7.8 or 7.9 herein, performance goals shall not be changed following their establishment, and Named Executive Officers shall not receive any payout when the minimum performance goals are not met or exceeded.

  7.7 Individual Performance and Discretionary Adjustments. Except as provided in Section 7.8 or 7.9 herein, subjective evaluations of individual performance of Named Executive Officers shall not be reflected in their Final Awards. However, the Committee shall have the discretion to decrease or eliminate the amount of the Final Award otherwise payable to a Named Executive Officer.

  7.8 Amendments. Except as provided in Section 7.9 herein, unless the Company's shareholders have first approved thereof, no amendment of the Plan with respect to any Named Executive Officer may be made which would increase the maximum amount that can be paid to any one Participant under the Plan, change the specified performance goal for payment of Final Awards, or modify the requirements as to eligibility for participation in the Plan.

  7.9 Possible Modifications. If, on the advice of the Company's tax counsel, the Committee determines that Section 162(m) of the Code and the Regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by permitting greater discretion and/or flexibility with respect to Award Opportunities granted to Named Executive Officers pursuant to this Article 7, then the Committee may, in its sole discretion, apply such greater discretion and/or flexibility to such Award Opportunities as is consistent with the terms of this Plan, and without regard to the restrictive provisions of this Article 7.

  In the event the Committee determines that compliance with Code Section 162(m) is not desired, then compliance with Code Section 162(m) will not be required (for example, if such a determination is made, the performance measures specified in Section 7.4 herein, need not be the only determinants of Final Awards, and subjective discretion may be applied to increase the Final Awards of Named Executive Officers). Such determination may be made with respect to any or all Award Periods. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility under the Plan, the Committee may make any adjustments it deems appropriate.

Article 8. Rights of Participants

  8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

  8.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy.

Article 9. Change in Control

  In the event of a Change in Control, defined in Section 8 of the H.J.Heinz Company 1994 Stock Option Plan ("Change in Control"), each Participant shall be entitled to a pro rata payment of his or her Target Incentive Award for the Award Period during which such Change in Control occurs. Such proration shall be determined as a function of the number of days within the Award Period prior to the effective date of the Change in Control, in relation to three hundred sixty-five (365). Such amount shall be paid in cash to each Participant within 30 days after the effective date of the Change in Control.

Article 10. Amendments

  Subject to Articles 4.5 and 7 herein, the Committee may amend any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such action may adversely affect any rights or obligations with respect to any awards theretofore made under the Plan without the prior consent of the Participants affected.

Article 11. Miscellaneous

  11.1 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

  11.2 Withholding Taxes. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy any withholding tax requirements or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy withholding tax requirements.

  11.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  11.4 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

  11.5 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                            (Cut along dotted line)
...............................................................................

 Ticket Request

 If you plan to attend the Annual Meeting of Shareholders at 2:00 P.M. on Tuesday, September 13, 1994 at Heinz Hall for the Performing Arts in Pittsburgh, this form should be used to request an admission ticket. Please complete the form by printing or typing your name and address. If your request is received by September 2, 1994, an admission ticket will be sent to you. All other admission tickets will be provided beginning at 1:00 P.M. at the check-in desk for the meeting (Doors to the meeting will not open before 1:00 P.M.). The envelope provided for return of your proxy card should also be used to return this form.

 Note: If your shares are not registered in your own name, please advise the shareholder of record (i.e., your bank, broker, trustee, etc.) that you wish to attend the meeting and request that the registered owner provide you with evidence of your stock ownership. This documentation will enable you to gain admittance to the meeting.

 I plan to attend the meeting.

 Name
 -----------------------------------------------------------------------------
 Street Address
 -----------------------------------------------------------------------------
 City
 -----------------------------------------------------------------------------
 State                                         Zip Code
 -----------------------------------------------------------------------------
PLEASE PRINT OR TYPE

                              H.J. HEINZ COMPANY

         This Proxy is Solicited on Behalf of the Board of Directors

     ANTHONY J.F. O'REILLY, LAWRENCE J. McCABE and DAVID R. WILLIAMS are, and each of them is, hereby appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H.J. Heinz Company to be held at Heinz Hall for the Performing Arts, located at 600 Penn Avenue, Pittsburgh, Pennsylvania on Tuesday, September 13, 1994, at 2:00 P.M., and at any adjournments thereof, and to vote the number of shares of Third Cumulative Preferred Stock, $1.70 First Series, that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting, which are more fully described in the Proxy Statement relating to such Annual Meeting, in the manner specified and on any other business that may properly come before the meeting.

Please Sign and Date on Reverse Side and Return the Proxy Card Promptly Using the Enclosed Envelope.

................................................................................
                             FOLD AND DETACH HERE

The Board of Directors recommends a vote "FOR" all nominees for Election as Directors and Proposals 2, 3 and 4 and "AGAINST" Proposal 5.


1. ELECTION OF DIRECTORS

 FOR all eighteen       WITHHOLD
  nominees unless       AUTHORITY
otherwise directed   to vote for all
   to the right.        nominees.
       [ ]                 [ ]

Nominees: A.J.F. O'Reilly, W.P. Snyder III, J.J. Bogdanovich, H.J. Schmidt,
A. Lippert, E.B. Sheldon, R.M Cyert, S.C. Johnson, D.W. Sculley, D.R. Keough, S.D. Wiley, L.J. McCabe, D.R. Williams, L. Ribolla, N.F. Brady, W.R. Johnson, W.C. Springer and E.E. Holiday

Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.

- -------------------------------------------------------------------------------

2. Election of auditors.

 FOR  AGAINST  ABSTAIN
 [ ]    [ ]      [ ]

3. Approve the Company's 1994 Stock      4. Approve the Company's
Option Plan.                             Incentive Compensation Plan.

 FOR  AGAINST  ABSTAIN                      FOR  AGAINST  ABSTAIN
 [ ]    [ ]      [ ]                        [ ]    [ ]      [ ]

5. Shareholder proposal regarding        6. In their discretion, upon such
stock options.                           other matters as may properly come
                                         before the meeting.
 FOR  AGAINST  ABSTAIN
 [ ]    [ ]      [ ]


                                         Dated:__________________________, 1994
                                         _____________________________________
                                         _____________________________________

                                              Signature(s) of Shareholder(s)

                                         (This Proxy Must be Signed Exactly as
                                         Name(s) Appears Hereon)

                                         Executors, administrators, trustee,
                                         etc. should give full title as such.
                                         If the shareholder is a corporation,
                                         please give full corporate name and
                                         signature of a duly authorized officer.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

................................................................................
                             FOLD AND DETACH HERE

                           [LOGO OF H.J. HEINZ CO.]

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                              H.J. HEINZ COMPANY

         This Proxy is Solicited on Behalf of the Board of Directors

     ANTHONY J.F. O'REILLY, LAWRENCE J. McCABE and DAVID R. WILLIAMS are, and each of them is, hereby appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H.J. Heinz Company to be held at Heinz Hall for the Performing Arts, located at 600 Penn Avenue, Pittsburgh, Pennsylvania on Tuesday, September 13, 1994, at 2:00 P.M., and at any adjournments thereof, and to vote the number of shares of Common Stock, that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting, which are more fully described in the Proxy Statement relating to such Annual Meeting, in the manner specified and on any other business that may properly come before the meeting.

     Please Sign and Date on Reverse Side and Return the Proxy Card Promptly Using the Enclosed Envelope.

................................................................................
                             FOLD AND DETACH HERE

The Board of Directors recommends a vote "FOR" all nominees for Election as Directors and Proposals 2, 3 and 4 and "AGAINST" Proposal 5.


1. ELECTION OF DIRECTORS

 FOR all eighteen       WITHHOLD
  nominees unless       AUTHORITY
otherwise directed   to vote for all
   to the right.        nominees.
       [ ]                 [ ]

Nominees: A.J.F. O'Reilly, W.P. Snyder III, J.J. Bogdanovich, H.J. Schmidt,
A. Lippert, E.B. Sheldon, R.M Cyert, S.C. Johnson, D.W. Sculley, D.R. Keough, S.D. Wiley, L.J. McCabe, D.R. Williams, L. Ribolla, N.F. Brady, W.R. Johnson, W.C. Springer and E.E. Holiday

Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.

- -------------------------------------------------------------------------------

2. Election of auditors.

 FOR  AGAINST  ABSTAIN
 [ ]    [ ]      [ ]

3. Approve the Company's 1994 Stock      4. Approve the Company's
Option Plan.                             Incentive Compensation Plan.

 FOR  AGAINST  ABSTAIN                      FOR  AGAINST  ABSTAIN
 [ ]    [ ]      [ ]                        [ ]    [ ]      [ ]

5. Shareholder proposal regarding        6. In their discretion, upon such
stock options.                           other matters as may properly come
                                         before the meeting.
 FOR  AGAINST  ABSTAIN
 [ ]    [ ]      [ ]


                                         Dated:__________________________, 1994
                                         _____________________________________
                                         _____________________________________

                                              Signature(s) of Shareholder(s)

                                         (This Proxy Must be Signed Exactly as
                                         Name(s) Appears Hereon)

                                         Executors, administrators, trustee,
                                         etc. should give full title as such.
                                         If the shareholder is a corporation,
                                         please give full corporate name and
                                         signature of a duly authorized officer

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

................................................................................
                             FOLD AND DETACH HERE

                           [LOGO OF H.J. HEINZ CO.]

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.